Form 10-K, Exhibit 13
period 1996-06-30
MARION CAPITAL HOLDINGS INC
filed 1996-09-27
CIK 894372

[FRONT COVER OF 1996 ANNUAL REPORT]







                                       96
                                 ANNUAL REPORT




                                 MARION CAPITAL
                                 HOLDINGS, INC.


                                 and Subsidiary
                           First Federal Savings Bank
                                   of Marion

TABLE OF CONTENTS


Message to Shareholders..............................................        1
Selected Consolidated Financial Data.................................        3
Management's Discussion and Analysis.................................        4
Independent Auditor's Report.........................................       16
Consolidated Statement of Financial Condition........................       17
Consolidated Statement of Income.....................................       18
Consolidated Statement of Changes in Shareholders' Equity............       19
Consolidated Statement of Cash Flows.................................       20
Notes to Consolidated Financial Statements...........................       22
Directors and Officers...............................................       42
Shareholder Information..............................................       44





DESCRIPTON OF BUSINESS



Marion Capital Holdings, Inc. ("MCHI"), an Indiana corporation, became a unitary savings and loan holding company upon the conversion of First Federal Savings Bank of Marion ("First Federal" and, together with MCHI, the "Company") from a federally chartered mutual savings bank to a federally chartered stock savings bank in March, 1993. The Company conducts business from a single office in Marion, Grant County, Indiana, and First Federal has a branch office in Decatur, Indiana. First Federal is and historically has been among the top real estate mortgage lenders in Grant County and is the largest independent financial institution headquartered in Grant County. First Federal offers a variety of lending, deposit and other financial services to its retail and commercial customers. MCHI has no other business activity than being the holding company for First Federal. MCHI is the sole shareholder of First Federal.

To our Shareholders:

The year ended June 30, 1996 marked the third full year of operations for Marion Capital Holdings, Inc. as a unitary savings and loan holding company which began operations on March 18, 1993 when First Federal Savings Bank of Marion converted to a federal stock savings bank. First Federal Savings Bank of Marion will complete its 60th year of financial service to the community in 1996.

Our net income for the year ended June 30, 1996 was $2,481,414, which was a 2.1% increase over the 1995 net income of $2,429,948. This represents the fourth consecutive year the Company has been able to increase its net income. Earnings per share for the year ended June 30, 1996 amounted to $1.22, an increase of 9.9% over earnings per share of $1.11 reported in the prior year. In June 1996, we increased our quarterly dividend to $.20 per share which was an 11% increase over the dividend paid in each of the previous four quarters. Marion Capital Holdings, Inc. was able to increase net income even though the interest rate spread declined slightly. The interest rate spread for the year ended June 30, 1996 decreased to 3.01% from 3.20% for the year ended June 30, 1995.

The Company showed improvement in many financial ratios. The ratio of nonperforming assets to total assets at June 30, 1996 was 1.07%, which compares to 1.13% at June 30, 1995. Real estate owned declined by 11%. Nonperforming loans to total loans was 1.18% at June 30, 1996 compared to 1.27% at June 30, 1995. Return on assets for the year ended June 30, 1996 was 1.41% which was unchanged from the previous year. Return on equity improved from 5.58% for the year ended June 30, 1995 to 5.86% for the current year.

Shareholders' equity decreased during the year as the Company continued to repurchase common stock in the open market. During the year ended June 30, 1996, 100,658 shares were retired at an average cost of $20.53 or approximately 96% of average book value. Book value per share increased to $21.47 per share from $21.08 per share last year. In July 1996, the Company repurchased 96,680 shares at an average cost of $20.33, or approximately 95% of book value. These repurchases are intended to enhance the potential for growth in earnings per share and increase the return on equity.

Loan originations remained strong for the year ended June 30, 1996, and repayments remained stable as interest rates stabilized and refinancing became less popular. This resulted in net loans receivable increasing by $6.8 million, or 5%, from June 30, 1995. This helped improve the yield on assets as funds were reallocated from lower yielding investments to higher yielding mortgage loans. The yield on mortgage loans increased from 8.52% for the year ended June 30, 1995 to 8.78% for the year ended June 30, 1996.

Deposits increased by $5.6 million, or 4.7%, from June 30, 1995, and the cost of those funds increased as well from 4.66% for the year ended June 30, 1995 to 5.22% for the year ended June 30, 1996.

On March 1, 1996 John M. Dalton became President and CEO of Marion Capital Holdings, Inc. and First Federal Savings Bank of Marion upon the retirement of Robert D. Burchard.

Mr. Dalton began his career at First Federal in 1962, has been a director since 1974, and was Executive Vice President of First Federal from 1983 until his recent promotion. He was also Executive Vice President and director of Marion Capital Holdings, Inc. from its beginning until March 1, 1996. He was elected Vice Chairman of the boards of Marion Capital Holdings, Inc. and First Federal on August 12, 1996.

Mr. Burchard was employed at First Federal beginning in 1959, and became a director in 1969 and President and CEO from 1983 until his retirement. In addition, he was President and CEO of Marion Capital Holdings, Inc. from March 18, 1993 until his retirement and had been Vice Chairman of First Federal and Marion Capital Holdings, Inc. He became Chairman on August 12, 1996 of both organizations.

In July 1996, we were all saddened by the death of Merritt B. McVicker, Chairman of the Board of Directors since 1974 and former President of First Federal Savings Bank from 1967 to 1983. Mr. McVicker first joined the bank in 1959, and was very instrumental in making First Federal into the area's premier mortgage lender. Mr. McVicker was past Chairman of the Indiana League of Savings Institutions, director of the Federal Home Loan Bank of Indianapolis, Trustee of the Advertising Council of the U.S. League, and served on the boards of various community organizations. He will be sadly missed by his family, friends and business associates. He was a real "Team Player!"

On August 12, 1996, the boards of Marion Capital Holdings, Inc. and First Federal Savings Bank were expanded from six (6) to seven (7) members effective September 1, 1996. At those board meetings, Jerry D. McVicker was appointed to fill the unexpired term of Merritt B. McVicker which expires in 1997. Steven L. Banks was appointed to the new board position. He will be nominated for re-election at Marion Capital's annual meeting on October 17, 1996, for a three-year term expiring in 1999.

Mr. McVicker, 51 years of age, is currently Director of Operations for Marion Community Schools and has served in various capacities throughout many years with the school.

Mr. Banks, 46 years of age, was President and CEO of Fidelity Federal Savings Bank of Marion. On September 1, 1996, he assumed the duties of Executive Vice President of both Marion Capital Holdings, Inc. and First Federal Savings Bank of Marion.

We believe the Company has enjoyed a good and profitable year, and we are thankful for the continued support and confidence of our customers and shareholders.










              /s/ John M. Dalton                 /s/ Robert Burchard

                 President                        Chairman of the Board

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

     The following selected consolidated financial data of MCHl and its subsidiaries is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.


                                                                                AT JUNE 30,
                                                        -------------------------------------------------------------
                                                          1996         1995        1994          1993           1992
                                                        --------     --------    --------      --------      --------
                                                                              (In Thousands)
Summary of Financial Condition:
Total assets.........................................   $177,767     $172,711    $170,799      $173,861      $161,308
Loans, net...........................................    143,165      136,323     127,092       133,000       133,257
Cash and investment securities.......................     21,578       23,743      30,863        27,531        15,257
Real estate limited partnerships.....................      1,624        1,527       1,422         1,363         1,182
Deposits.............................................    126,260      120,613     120,965       121,944       131,174
Advances from FHLB of Indianapolis...................      6,241        6,963       3,200         3,075         5,175
Shareholders' equity.................................     41,511       41,864      44,331        46,773        23,256


                                                                            YEAR ENDED JUNE 30,
                                                        -------------------------------------------------------------
                                                          1996         1995        1994          1993           1992
                                                        --------     --------    --------      --------      --------
                                                                              (In Thousands)
Summary of Operating Results:
Interest income......................................    $13,740    $  12,786   $  12,391     $  12,885     $  13,927
Interest expense.....................................      6,853        5,922       5,872         6,936         9,109
                                                        --------     --------    --------      --------      --------
   Net interest income...............................      6,887        6,864       6,519         5,949         4,818
Provision for losses on loans........................         34           68          65           367         1,150
                                                        --------     --------    --------      --------      --------
   Net interest income after
     provision for losses on loans...................      6,853        6,796       6,454         5,582         3,668
                                                        --------     --------    --------      --------      --------
Other income:
   Net loan servicing fees...........................         81           69          62            51            33
   Annuity and other commissions.....................        147          144         211           194           166
   Other income......................................         95           76          83            91            82
   Equity in losses of limited partnerships..........       (193)        (185)       (236)         (190)         (195)
   Gains (losses) on sale of investments ............         --           --          15           (16)           --
                                                        --------     --------    --------      --------      --------
   Total other income................................        130          105         134           130            86
                                                        --------     --------    --------      --------      --------
Other expense:
   Salaries and employee benefits....................      2,296        2,339       1,970         1,574         1,874(8)
   Other.............................................      1,293        1,216       1,634         1,470         1,359
                                                        --------     --------    --------      --------      --------
     Total other expense.............................      3,589        3,555       3,604         3,044         3,233
                                                        --------     --------    --------      --------      --------
Income before income tax and accounting
   method changes....................................      3,394        3,346       2,984         2,668           521
Income tax expense (benefit).........................        913          916         715           578          (230)
Accounting method changes............................         --           --          --            98            --
                                                        --------     --------    --------      --------      --------
   Net Income........................................    $ 2,481   $    2,430  $    2,269    $    1,992   $       751
                                                        ========     ========    ========      ========      ========
Supplemental Data:
Book value per common share at end of year...........     $21.47   $    21.08   $    20.20      $    19.37        N/A
Return on assets (1).................................       1.41%        1.41%        1.29%        1.19%           .46%
Return on equity (2).................................       5.86         5.58         5.00         6.45           3.28
Interest rate spread (3).............................       3.01         3.20         2.96         3.08           2.61
Net yield on interest earning assets (4).............       4.17         4.28         3.97         3.82           3.19
Operating expenses to average assets (5).............       2.04         2.06         2.04         1.82           1.97(8)
Net interest income to operating expenses (6)........       1.92x        1.93x        1.81x        1.95x          l.49x(8)
Equity-to-assets at end of year (7)..................      23.35        24.24        25.96        26.90          14.42
Average equity to average total assets...............      24.09        25.27        25.72        18.52          13.94
Average interest-earning assets to average
   interest-bearing liabilities......................     127.93       129.08       128.37       116.65         109.69
Non-performing assets to total assets................       1.07         1.13         3.20         4.10           5.52
Non-performing loans to total loans..................       1.18         1.27         3.59         3.95           5.43
Loan loss reserve to total loans.....................       1.38         1.45         1.59         1.52           1.70
Loan loss reserve to non-performing loans............     117.07       114.87        44.21        38.44          31.31
Net charge-offs to average loans.....................        .03          .08          .05          .46            .60
Number of full service offices.......................       2            2            2            2              2

- ----------
(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Interest rate spread is calculated by subtracting combincd weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(4)  Net interest income divided by average interest-earnings assets.
(5)  Other expense divided by average total assets.
(6)  Net interest income divided by other expense.
(7)  Total equity divided by assets.
(8) Other expense was adversely affected during the year ended June 30, 1992, by $549,000 because of a change in the accounting treatment for a supplemental retirement program for certain officers and directors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The principal business of thrift institutions, including First Federal, has historically consisted of attracting deposits from the general public and making loans secured by residential and commercial real estate. First Federal and all other savings associations are significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities include deposits, payments on loans, proceeds from sale of loans, borrowings, and funds provided from operations. The Company's earnings are primarily dependent upon net interest income, the difference between interest income and interest expense.

     Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and rates paid on such deposits and borrowings. The Company's earnings are also affected by provisions for loan and real estate losses, service charges, income from subsidiary activities, operating expenses and income taxes.

Asset/Liability Management

     First Federal, like other savings associations, is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice at different rates than its interest-earning assets. Although having liabilities that mature or reprice less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

     Since the early 1980's, First Federal's asset/liability management strategy has been directed toward reducing its exposure to a rise in interest rates. At June 30, 1996, First Federal's cumulative One-Year Gap, based on total assets, was a positive 16.81% and has been positive at the end of each quarter since September 30, 1988. A positive interest rate gap can be expected to have a favorable effect on the Company's earnings in periods of rising interest rates because during such periods interest income earned on assets will generally increase more rapidly than the interest expense paid on liabilities. Conversely, in a falling interest rate environment, the interest earned on assets will generally decline more rapidly than the total expense paid on liabilities. A negative interest rate gap will have the opposite effects. First Federal protects against problems arising in a falling interest rate environment by requiring interest rate minimums on its residential and commercial real estate adjustable-rate mortgages ("ARMs") and against problems arising in a rising interest rate environment by having in excess of 89% of its mortgage loans with adjustable rate features. Due to the interest rate minimums, the Company has not experienced a significant decline in net interest yield in recent periods of declining interest rates. First Federal's management believes that the interest rate gap measurement does not accurately depict its interest sensitivity due to its success in utilizing interest rate minimums. As noted in the table on the following page, $78.7 million, or 50.2%, of the Company's interest-earning assets reprice or mature in the 12 months ending June 30, 1997, which could have a significant impact on future yields and net interest margin. First Federal includes interest rate minimums on almost all loans originated, and management believes that these minimums, which establish floors below which the loan interest rate cannot decline, will continue to reduce its interest rate vulnerability in a declining interest rate environment. For the loans which do not adjust because of the interest rate minimums, there is an increased risk of prepayment. In periods of rising interest rates, the impact on the Company's yields and net interest margin should be favorable because interest income earned on its assets will generally increase more rapidly than interest paid on its liabilities.

     Loan prepayments increased in the year ended June 30, 1996, compared to the prior fiscal year. Although less than 11% of the Company's residential mortgage portfolio consists of fixed-rate loans, prepayments could have an impact on yields and net interest margins in periods of falling interest rates. The net yield on loans for the year ended June 30, 1996, was 8.78%, an increase from 8.52% for the the year ended June 30, 1995. While loan yields increased during these periods, the net interest margin decreased to 4.17% for the year ended June 30, 1996, from 4.28% in the prior fiscal year. First Federal believes its asset/liability strategy of maintaining over 89% of the Company's residential portfolio in ARMs and requiring interest rate minimums on these loans will continue to protect net interest margins.

     The Company's mortgage-backed security portfolio is subject to prepayments, and for those mortgage-backed securities with variable interest rates, to changing yields. These prepayments have increased in recent years as the underlying mortgages have been refinanced at lower interest rates, and interest rate changes on adjustable-rate mortgage-backed securities could have an effect on First Federal's asset/liability management strategy. Since the Company's mortgage-backed security portfolio only represents 0.8% of the Company's total assets at June 30, 1996, management believes that such impact would be insignificant.

     The following table illustrates the projected maturities and the repricing of the major asset and liability categories of First Federal as of June 30, 1996. Maturity and repricing dates have been projected by applying the assumptions set forth below to contractual maturity and repricing dates. Classifications of such items in the table below are different from those presented in other schedules and financial statements included herein and do not reflect non-performing loans.


                                                                      At June 30, 1996
                                                                 Maturing or Repricing Within
                                         -----------------------------------------------------------------------------
                                                          6 Months
                                         0 to 3   3 to 6     to     1 to 3   3 to 5  5 to 10 10 to 20  Over 20
                                         Months   Months   1 Year    Years    Years   Years    Years    Years    Total
                                         ------   ------   ------    -----    -----   -----    -----    -----    -----
                                                                (Dollars in Thousands)
Assets:
     Adjustable-rate mortgages           $16,180 $21,869  $27,071  $20,209  $32,581 $ 7,135 $     84   $   98 $125,227
     Fixed-rate mortgages                    724     607      872    4,873    2,541   3,345    1,418      270   14,650
     Nonmortgage loans                     2,965      86       24      349      271      --       78       --    3,773
     Nonmortgage investments               5,126   1,000    2,000    4,414       --     648       --       --   13,188
     Mortgage investments                     52      47       79       68      (23)    (18)      (5)      (1)     199
     Off balance sheet assets (1)         (5,899)    196    5,703       --       --      --       --       --       --
     Unamortized yield
         adjustments                          (8)     (8)     (15)     (59)     (29)    (70)    (124)      --     (313)
                                          ------  ------   ------   ------   ------   -----    -----    -----  -------
       Total interest-earning
         assets                           19,140  23,797   35,734   29,854   35,341  11,040    1,451      367  156,724
                                          ------  ------   ------   ------   ------   -----    -----    -----  -------
Interest-bearing liabilities
     Fixed maturity deposits              12,684   9,504   11,437   28,190   24,477   1,594       --       --   87,886
     Other deposits                        4,430   3,524    5,259    9,794    4,648   5,892    3,797    1,060   38,404
     FHLB advances                         1,800   1,208        4    1,891      864      38      436       --    6,241
                                          ------  ------   ------   ------   ------   -----    -----    -----  -------
       Total interest-bearing
         liabilities                      18,914  14,236   16,700   39,875   29,989   7,524    4,233    1,060  132,531
                                          ------  ------   ------   ------   ------   -----    -----    -----  -------
Excess (deficiency) of
     interest-earning assets over
     interest-bearing liabilities        $   226 $ 9,561  $19,034 $(10,021)  $5,352  $3,516  $ (2,782) $ (693)$ 24,193
                                         ======= =======  ======= ========   ======  ======  ========  ====== ========

Cumulative excess (deficiency)
     of interest-earning assets over
     interest-bearing liabilities        $   226 $ 9,787  $28,821  $18,800  $24,152 $27,668  $24,886  $24,193 $ 24,193

Cumulative interest rate gap                 .13%   5.71%   16.81%   10.97%   14.09%  16.14%   14.52%   14.11%   14.11%

- ----------

(1)  Includes loan commitments and loans in process.

In preparing the table above it has been assumed, in assessing the interest rate sensitivity of savings institutions, that (i) adjustable-rate first mortgage loans will prepay at the rate of 12% per year; (ii) fixed-rate first mortgage loans will prepay at the rate of 10% per maturity classification, and (iii) nonmortgage loans and investments will not prepay.

     In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity, and that other deposits are withdrawn or repriced as follows:



                              0 to 3     3 to 6    6 months    1 to 3     3 to 5     5 to 10   10 to 20    Over 20
Type                          months     months    to 1 year    years      years      years      years      years
                              ------     ------    ---------   -------    -------    --------  ---------   -------
Passbook (1).................   4.55%      4.34%      8.11%     25.82%     16.83%     21.37%     14.78%      4.20%
Money market
   accounts (1)..............  32.31      21.87      24.82      11.00       5.24       4.01        .72        .03
Interest-bearing
   transaction
   accounts..................  10.91       9.72      16.37      33.87       9.06      12.16       6.68       1.22
Noninterest-bearing
   transaction
   accounts..................   2.60       2.53       4.87      17.10      13.85      24.18      22.71      12.16

- ----------

(1) Based on actual industry and historical experience, management has determined that these deposit rates and balances respond slowly to changes in market rates and that balances tend to remain with First Federal even when market rates rise above deposit rates.

     In evaluating the Company's exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In particular, most of First Federal's ARMs and adjustable-rate loans have interest rate minimums of 6.00% for residential loans and 7.0% for commercial real estate loans. Currently, originations of residential ARMs have interest rate minimums of 6.00%. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase although First Federal does underwrite these mortgages at approximately 4.0% above the origination rate. The Company considers all of these factors in monitoring its exposure to interest rate risk.

Average Balances and Interest

     The following table presents for the periods indicated the monthly average balances of each category of the Company's interest-earning assets and interest-bearing liabilities, the interest earned or paid on such amounts, and the average yields earned and rates paid. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.


                                                                                  Year Ended June 30,
                                                  --------------------------------------------------------------------------------
                                                                     1996                                   1995
                                                  ---------------------------------------     ------------------------------------
                                                   Average                       Average      Average                   Average
                                                   Balance        Interest     Yield/Cost     Balance      Interest    Yield/Cost
                                                   -------        --------     ----------     -------      --------    ----------
                                                                       (Dollars in Thousands)
Assets:
Interest-earning assets:
     Interest-earning deposits ...........         $  4,972        $   334        6.72%      $  2,531     $    159        6.28%
     Investment securities ...............           17,306            877        5.07         22,674        1,111        4.90
     Loans (1) ...........................          141,946         12,456        8.78        134,428       11,451        8.52
     Stock in FHLB of Indianapolis .......              927             73        7.87            909           65        7.15
                                                    -------         ------                    -------       ------
        Total interest-earning assets ....          165,151         13,740        8.32        160,542       12,786        7.96
Non-interest earning assets ..............           10,762             --                     11,873          ---
                                                   --------         ------                   --------       ------
       Total assets ......................         $175,913         13,740                   $172,415       12,786
                                                   ========         ------                   ========       ------
Liabilities and shareholders' equity:
Interest-bearing liabilities:
     Savings accounts ....................         $ 18,127            588        3.24       $ 22,582          726        3.21
     NOW and money market accounts .......           18,718            667        3.56         18,332          593        3.23
     Certificates of deposit .............           84,650          5,089        6.01         77,884        4,221        5.42
                                                    -------         ------                   --------       ------
        Total deposits ...................          121,495          6,344        5.22        118,798        5,540        4.66
     FHLB borrowings .....................            6,694            457        6.83          5,574          382        6.85
     Other borrowings ....................              901             52        5.77
                                                   --------         ------                   --------       ------
       Total interest-bearing liabilities           129,090          6,853        5.31        124,372        5,922        4.76
Other liabilities ........................            4,451             --                      4,469
                                                   --------         ------                   --------       ------
       Total liabilities .................          133,541             --                    128,841
Shareholders' equity .....................           42,372             --                     43,574
                                                   --------         ------                   --------       ------
       Total liabilities and shareholders'
         equity ..........................         $172,913          6,853                   $172,415        5,922
                                                   ========         ------                   ========       ------
Net interest-earning assets ..............         $ 36,061                                  $ 36,170
Net interest income ......................                         $ 6,887                                  $6,864
                                                                   =======                                  ======
Interest rate spread (2) .................                                        3.01                                    3.20
Net yield on weighted average
     interest-earning assets (3) .........                                        4.17                                    4.28
Average interest-earning assets to
     average interest-bearing
     liabilities .........................           127.93%                                129.08%
                                                     ======                                 ======



                                                       Year Ended June 30,
                                                             1994
                                              ------------------------------------
                                               Average                   Average
                                               Balance     Interest     Yield/Cost
                                               -------     --------     ----------
Assets:
Interest-earning assets:
     Interest-earning deposits ...........    $  7,474    $    312          4.17%
     Investment securities ...............      24,825       1,065          4.29
     Loans (1) ...........................     130,897      10,961          8.37
     Stock in FHLB of Indianapolis .......         909          53          5.83
                                               -------      ------
        Total interest-earning assets ....     164,105      12,391          7.55
Non-interest earning assets ..............      12,309          --
                                               -------      ------
       Total assets ......................    $176,414      12,391
                                              ========      ------
Liabilities and shareholders' equity:
Interest-bearing liabilities:
     Savings accounts ....................    $ 24,450         787          3.22
     NOW and money market accounts .......      18,327         522          2.85
     Certificates of deposit .............      81,734       4,319          5.28
                                               -------      ------
        Total deposits ...................     124,511       5,628          4.52
     FHLB borrowings .....................       3,331         244          7.33
     Other borrowings ....................          --          --
       Total interest-bearing liabilities      127,842       5,872          4.59
Other liabilities ........................       3,202          --
                                               -------      ------
       Total liabilities .................     131,044          --
Shareholders' equity .....................      45,370          --
                                               -------      ------
       Total liabilities and shareholders'
         equity ..........................    $176,414       5,872
                                               =======      ------
Net interest-earning assets ..............    $ 36,263
Net interest income ......................                  $6,519
                                                            ======
Interest rate spread (2) .................                                  2.96
Net yield on weighted average
     interest-earning assets (3) .........                                  3.97
Average interest-earning assets to
     average interest-bearing
     liabilities .........................      128.37%
                                                ======

- ----------

(1)   Average balances include non-accrual loans.

(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interest Rate Spread."

(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

Interest Rate Spread

     The following table sets forth the weighted average effective interest rate earned by the Company on its loan and investment portfolios, the weighted average effective cost of the Company's deposits, the interest rate spread of the Company, and the net yield on weighted average interest-earning assets for the period and as of the date shown. Average balances are based on month-end average balances.

                                                                                    Year Ended June 30,
                                                         At              ----------------------------------------
                                                    June 30, 1996         1996             1995             1994
                                                    -------------        ------           ------           ------
Weighted average interest rate earned on:
     Interest-earning deposits.................           5.31%            6.72%           6.28%            4.17%
     Investment securities.....................           5.10             5.07            4.90             4.29
     Loans (1)    .............................           8.47             8.78            8.52             8.37
     Stock in FHLB of Indianapolis.............           7.53             7.87            7.15             5.83
         Total interest-earning assets.........           8.08             8.32            7.96             7.55

Weighted average interest rate cost of:
     Savings accounts..........................           3.25             3.24            3.21             3.22
     NOW and money market accounts.............           3.33             3.56            3.23             2.85
     Certificates of deposit...................           5.96             6.01            5.42             5.28
     FHLB borrowings...........................           6.50             6.83            6.85             7.33
     Other borrowings..........................             --             5.77

         Total interest-bearing liabilities....           5.21             5.31            4.76             4.59

Interest rate spread (2).......................           2.87             3.01            3.20             2.96
Net yield on weighted average
     interest-earning assets (3)...............             --             4.17            4.28             3.97

- ----------
(1)    Average balances include non-accrual loans.

(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities. Since MCHI's interest-earning assets exceeded its interest-bearing liabilities for each of the three years shown above, a positive interest rate spread resulted in net interest income.

(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at June 30, 1996, because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                                          Increase (Decrease) in Net Interest Income
                                                          ------------------------------------------
                                                            Total
                                                             Net             Due to           Due to
                                                           Change             Rate            Volume
                                                           ------             ----            ------
                                                                         (In Thousands)
Year ended June 30, 1996
compared to year
ended June 30, 1995
     Interest-earning assets:
         Interest-earning deposits...................     $  175              $ 12            $ 163
         Investment securities.......................       (234)               37             (271)
         Loans.......................................      1,005               352              653
         Stock in FHLB of Indianapolis...............          8                 7                1
                                                         -------            ------          -------
           Total.....................................        954               408              546
                                                         -------            ------          -------
     Interest-bearing liabilities:
         Savings accounts............................       (138)                6             (144)
         NOW and money market accounts...............         74                61               13
         Certificates of deposit.....................        868               484              384
         FHLB advances...............................         75                (1)              76
         Other borrowings............................         52               ---               52
                                                         -------            ------          -------
           Total.....................................        931               550              381
                                                         -------            ------          -------
     Change in net interest income...................      $  23             $(142)           $ 165
                                                         =======            ======          =======
Year ended June 30, 1995
compared to year
ended June 30, 1994
     Interest-earning assets:
         Interest-earning deposits...................    $  (153)          $   112           $ (265)
         Investment securities.......................         46               143              (97)
         Loans.......................................        490               191              299
         Stock in FHLB of Indianapolis...............         12                12               --
                                                         -------            ------          -------
           Total.....................................        395               458              (63)
                                                         -------            ------          -------
     Interest-bearing liabilities:
         Savings accounts............................        (61)               (1)             (60)
         NOW and money market accounts...............         71                71               --
         Certificates of deposit.....................        (98)              109             (207)
         FHLB advances...............................        138               (17)             155
                                                         -------            ------          -------
           Total.....................................         50               162             (112)
                                                         -------            ------          -------
     Change in net interest income...................    $   345            $  296          $    49
                                                         =======            ======          =======

Changes in Financial Position and Results of Operations - Year Ended June 30, 1996, Compared to Year Ended June 30, 1995:

   General. MCHI's total assets were $177.8 million at June 30, 1996, an increase of $5.1 million or 2.9% from June 30, 1995. During 1996, average interest-earnings assets increased $4.6 million, or 2.9%, while average interest-bearing liabilities increased $4.7 million, or 3.8%, compared to June 30, 1995. Cash and cash equivalents and investment securities decreased $2.2 million, or 9.1%, primarily as a result of their use in funding increased loan originations. Net loans increased $6.8 million, or 5.0%, primarily from originations of 1-4 family and multi-family real estate loans. Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 1996 and 1995, no loans in the portfolio were held for sale. Deposits increased $5.6 million, to $126.3 million, or 4.7%, at June 30, 1996 from the amount reported last year.

     MCHI's net income for the year ended June 30, 1996 was $2.5 million, an increase of $51,000, or 2.1% over the results for the year ended June 30, 1995. Net interest income increased $23,000, or .3%, from the previous year, and provision for losses on loans in the amount of $34,200 decreasd $33,300 from that recorded in 1995.

     Stock Repurchases. During the year ended June 30, 1996, MCHI repurchased 100,658 shares of common stock in the open market at an average cost of $20.53, or approximately 96% of average book value. This repurchase amounted to 5% of the outstanding stock, the maximum amount of stock that could be repurchased prior to March 18, 1996 under Office of Thrift Supervision ("OTS") regulations then in effect, except in special circumstances. This 5% limitation expired on March 18, 1996. In July, 1996, MCHI repurchased another 96,680 shares, or 5%, at an average cost of $20.33, or approximately 95% of book value. These open-market purchases are intended to enhance the book value per share and enhance potential for growth in earnings per share.

     Cash Dividends. Since First Federal's conversion in March 1993, MCHI has paid quarterly dividends in each quarter, amounting to $.125 for each of the first four quarters, $.15 per share for each of the second four quarters, $.18 per share for each of the third four quarters, and $.20 per share in the most recent quarter ended June 30, 1996.

     Interest Income. MCHI's total interest income for the year ended June 30, 1996 was $13.7 million, an increase of $954,000, or 7.5%, from interest income for the year ended June 30, 1995. This increase resulted principally from an increase in the yield on interest earning assets from 7.96% to 8.32% and an increase in average interest earning assets of $4.6 million.

     Interest Expense. Total interest expense for the year ended June 30, 1996, was $6.9 million, which was an increase of $931,000, or 15.7% from interest expense for the year ended June 30, 1995. This increase resulted principally from an increase in the cost on interest bearing liabilities from 4.76% to 5.31% and an increase in average interest earning liabilities of $4.7 million.

     Provision for Losses on Loans. The provision for the year ended June 30, 1996, was $34,200, compared to $67,500 in 1995. The 1996 chargeoffs net of recoveries totaled $38,000, compared to the prior year of $105,000. The ratio of the allowance for loan losses to total loans decreased from 1.45% at June 30, 1995 to 1.38% at June 30, 1996, and the ratio of allowance for loan losses to nonperforming loans increased from 114.87% at June 30, 1995, to 117.07% at June 30, 1996. The 1996 provision was to replenish the allowance for loan losses as a result of chargeoffs and to maintain management's desired reserve ratios. In determining the provision for loan losses for the years ended June 30, 1996 and 1995, MCHI considered past loan experience, changes in the composition of the loan portfolio and the current condition and amount of loans outstanding.

     Other Income. MCHI's other income for the year ended June 30, 1996, totaled $130,000, compared to $105,000 for 1995, an increase of $25,000, or 23.8%. This increase was due in part from increased loan service fees of $12,000.

     Other Expenses. MCHI's other expenses for the year ended June 30, 1996, totaled $3.6 million which was unchanged from the previous year. This represents the third consecutive year where other expenses have remained relatively constant. There were no significant changes in any of the other expense categories.

     Income Tax Expense. Income tax expense for the year ended June 30, 1996, totaled $913,000, a decrease of $3,000 from the expense recorded in 1995. Tax expense on earnings was offset by certain low-income housing tax credits which totaled $423,000 and $406,000 for the years ended June 30, 1996 and 1995. Additional tax credits are available through the year ended June 30, 1998.

Changes in Financial Position and Results of Operations - Year Ended June 30, 1995, Compared to Year Ended June 30, 1994:

     General. The Company's total assets were $172.7 million at June 30, 1995, an increase of $1.9 million or 1.1% from June 30, 1994. During 1995, average interest-earnings assets decreased $3.6 million, or 2.2%, while average interest-bearing liabilities declined $3.5 million, or 2.7%, compared to June 30, 1994. Average assets were lower for the year ended June 30, 1995 as a result of First Federal's decision to reduce short-term public fund deposits throughout the year. However, total assets increased during the year ended June 30, 1995 as loan originations outpaced loan repayments and funds were borrowed to meet the demand. Cash and cash equivalents and investment securities decreased $7.1 million, or 23.1%, primarily as a result of their use in funding increased loan originations. Net loans increased $9.2 million primarily from originations of 1-4 family and multi-family real estate loans. Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 1995 and 1994, no loans were held for sale in the loan portfolio. Net real estate owned was reduced by $624,000, or 75.2%, as a result of a combination of disposals and chargeoffs.

     The Company's net income for the year ended June 30, 1995, was $2.4 million, an increase of $161,000, or 7.1%, over the results for the year ended June 30, 1994. Net interest income increased $345,000, or 5.3%, from the previous year, and provision for losses on loans in the amount of $67,500 increased $2,500 from that recorded in 1994. During the year ended June 30, 1995, the Company reduced its real estate owned loss reserves resulting in income of $140,000. These loss reserves were reduced when the properties were sold, resulting in fewer losses than anticipated. In the prior year, $305,000 was charged to provision for real estate owned losses. The 1995 chargeoffs of real estate owned totaled $171,000, which was $185,000 less than the allowance for real estate losses at June 30, 1994. Chargeoffs net of recoveries totalled $152,000, which was $204,000 less than the beginning allowance. The 1995 chargeoffs included additional writedowns on a commercial warehouse facility, a day care center, and certain smaller chargeoffs from sales of other properties. These chargeoffs represented recognition of additional losses in the real estate owned portfolio that were not evident when the properties were first transferred from loans to real estate owned. Properties are written down to their fair value at time of foreclosure with the loss charged to the allowance for loan losses. As circumstances change and the property or market deteriorates, additional writedowns are made by chargeoffs to the allowance for losses on real estate owned.

     Stock Repurchases. During the year ended June 30, 1995, MCHI repurchased 214,249 shares of common stock in the open market at an average cost of $18.15, or approximately 88% of average book value. These repurchases amounted to 5% of the outstanding stock in each six-month period, the maximum amount of stock that could be repurchased under Office of Thrift Supervision ("OTS") regulations then in effect. Current OTS regulations permit a maximum repurchase of 5% in a twelve-month period, except in special circumstances, during the first three years after converting to stock form. This 5% limitation imposed by OTS will expire in March, 1996. These open-market purchases are intended to enhance the book value per share and enhance the potential for growth in earnings per share.

     Cash Dividends. Since First Federal's conversion in March, 1993, MCHI has paid quarterly dividends in each quarter, amounting to $.125 per share for each of the first four quarters of operation, $.15 per share for each of the second four quarters of operation, and $.18 per share in the most recent quarter ending June 30, 1995.

Interest Income. The Company's total interest income for the year ended June 30, 1995 was $12.8 million, an increase of $395,000, or 3.2%, from interest income for the year ended June 30, 1994. This increase resulted principally from an increase in the yield on interest earning assets from 7.55% to 7.96% while interest earning assets decreased by $3.6 million.

     Interest Expense. Total interest expense for the year ended June 30, 1995, was $5.9 million, which was unchanged from the year ended June 30, 1994.
Interest expense was unchanged as the average balance of interest-bearing liabilities decreased by $3.5 million, while the average cost of funds increased from 4.59% to 4.76%.

     Provision for Losses on Loans. The provision for the year ended June 30, 1995, was $67,500, compared to $65,000 in 1994. During the year ended June 30, 1995, the Company acquired title by foreclosure to a nursing home property that had been included in nonperforming loans. The foreclosure and subsequent sale of this property resulted in First Federal's nonperforming loans being reduced from $4.6 million at June 30, 1994, to $1.8 million at June 30, 1995, a decrease of $2.8 million, or 62.2%. The ratio of the allowance for loan losses to total loans decreased from 1.59% at June 30, 1994, to 1.45% at June 30, 1995, and the ratio of allowance for loan losses to nonperforming loans increased from 44.2% at June 30, 1994, to 114.9% at June 30, 1995. The 1995 provision was to replenish the allowance for loan losses as a result of chargeoffs and to maintain management's desired reserve ratios. In determining the provision for loan losses for the years ended June 30, 1995 and 1994, the Company considered past loan loss experience, changes in the composition of the loan portfolio and the current condition and amount of loans outstanding.

     Other Income. The Company's other income for the year ended June 30, 1995, totaled $105,000, compared to $134,000 for 1994, a decrease of $29,000, or 21.6%. This decrease was caused by the Company receiving less commissions for sales of annuity and other mutual fund products by First Federal's wholly-owned subsidiary, First Marion Service Corporation. Sales of these products have declined significantly from the prior year, resulting in fewer commissions earned.

     Other Expenses. The Company's other expenses for the year ended June 30, 1995, totaled $3.6 million which was unchanged from the previous year. Normal operating cost increases in most categories were offset by a $472,000 decline in real estate operation expense for the year ended June 30, 1995 as compared to the prior year as a result of the Company's liquidating real estate owned properties and substantially reducing the expense incurred in holding and maintaining such properties. Increases in other categories occurred in the normal course of business.

     Income Tax Expense. Income tax expense for the year ended June 30, 1995 totaled $916,000, an increase of $201,000 from the expense recorded in 1994. This increase was due to higher pre-tax earnings in 1995. Tax expense on earnings was offset by certain low-income housing tax credits which totaled $406,000 and $426,000 for the years ended June 30, 1995, and June 30, 1994, respectively.

Liquidity and Capital Resources

     The Company's primary source of funds is its deposits. To a lesser extent, the Company has also relied upon loan payments and payoffs and Federal Home Loan Bank ("FHLB") advances as sources of funds. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly, being influenced by interest rates, general economic conditions and competition. First Federal attempts to price its deposits to meet its asset/liability management objectives consistent with local market conditions. First Federal's access to FHLB advances is limited to approximately 62% of First Federal's available collateral. At June 30, 1996, such available collateral totaled $89.5 million. Based on existing FHLB lending policies, the Company could have obtained approximately $49.7 million in additional advances.

     First Federal's deposits have remained relatively stable, averaging between $126 and $121 million, for the three years in the period ended June 30, 1996. The percentage of IRA deposits to total deposits has increased from 21.4% ($26.1 million) at June 30, 1993, to 23.1% ($29.1 million) at June 30, 1996. During the same period, deposits in withdrawable accounts have decreased from 34.6% ($42.2 million) of total deposits at June 30, 1993, to 26.2% ($33.1 million) at June 30, 1996. This change in deposit composition, attributable to the higher interest rates currently paid on longer term certificates, has not had a significant effect on First Federal's liquidity. The impact on results of operations from this change in deposit composition has been a reduction in interest expense on deposits due to a decrease in the average cost of funds. It is estimated that yields and net interest margin would increase in periods of rising interest rates since short-term assets reprice more rapidly than short-term liabilities. In periods of falling interest rates, little change in yields or net interest margin is expected since First Federal has interest rate minimums on a significant portion of its interest-earning assets.

     Federal regulations have historically required First Federal to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows. At June 30, 1996, the requirement was 5.0% subject to reduction for aggregate net withdrawals provided such ratio is not reduced below 4.0%. Liquid assets for purposes of this ratio include cash, cash equivalents consisting of short-term interest earning deposits, certain other time deposits, and other obligations generally having remaining maturities of less than five years. First Federal has historically maintained its liquidity ratio at a level in excess of that required. At June 30, 1996, First Federal's liquidity ratio was12.3% and has averaged 19.9% over the past three years.

     Liquidity management is both a daily and long-term responsibility of management. First Federal adjusts liquid assets based upon management's assessment of (i) expected loan demand, (ii) projected loan sales, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and
(v) the objectives of its asset/liability management program. Excess liquidity is invested generally in federal funds and mutual funds investing in government obligations and adjustable-rate or short-term mortgage-related securities. If First Federal requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Indianapolis and collateral eligible for repurchase agreements.

     Cash flows for the Company are of three major types. Cash flows from operating activities consist primarily of net income generated by cash.
Investing activities generate cash flows through the origination, sale and principal collections on loans as well as the purchases and sales of investments. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the three years in the period ended June 30, 1996:

                                                     Year Ended June 30,
                                              ---------------------------------
                                               1996         1995         1994
                                              ------       -------    ---------
                                                       (In Thousands)
Operating activites........................ $  3,232       $ 3,181    $   2,984
Investing activities:
     Investment purchases..................  (11,261)       (2,418)     (68,592)
     Investment maturities.................   17,132         6,684       62,484
     Net change in loans...................   (6,918)       (8,419)       5,442
     Other investing activities............       69           183        5,122
                                              ------       -------    ---------
                                                (978)       (3,968)       4,456
                                              ------       -------    ---------
Financing activities:
     Deposit increases (decreases).........    5,647          (352)        (978)
     Borrowings............................    3,500         5,000        1,000
     Payments on borrowings................   (4,222)       (1,237)        (875)
     Repurchase of common stock............   (2,066)       (3,889)      (3,931)
     Dividends paid........................   (1,468)       (1,333)      (1,198)
     Other financing activities............      392            64          147
                                              ------       -------    ---------
                                               1,783        (1,747)      (5,835)
                                              ------       -------    ---------
Net change in cash and cash equivalents.... $  4,037       $(2,534)   $   1,605
                                              ======       =======    =========

Investing cash flows for the three years ended June 30, 1996 have resulted primarily from investment and loan activities. The Company's cash flows from investments resulted primarily from the purchases and maturities of term federal funds and securities. Loan sales during the periods are predominantly from the origination of commercial real estate loans where the principal balance in excess of the Company's retained amount is sold to a participating financial institution. These investors are obtained prior to the origination of the loan and the sale of participating interests does not result in any gain or loss to the Company.

     The Company considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. First Federal anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and long-term liabilities. At June 30, 1996, First Federal had outstanding commitments to originate loans of $4.6 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1996, totalled $33.6 million. Based upon historical deposit flow data, First Federal's competitive pricing in its market and management's experience, management believes that a significant portion of such deposits will remain with First Federal. At June 30, 1996, the Company had $3.0 million of FHLB advances which mature in one year or less.

     First Federal has entered into agreements with certain officers and directors which provide that, upon their death, their beneficiaries will be entitled to receive certain benefits. These benefits are to be funded primarily by the proceeds of insurance policies owned by First Federal on the lives of the officers and directors. If the insurance companies issuing the policies are not able to perform under the contracts at the dates of death of the officers or directors, there would be an adverse effect on the Company's operating results, financial condition and liquidity. Under currently effective capital regulations, savings associations currently meet a 1.5% tangible capital requirement, a 3.0% leverage ratio (or core capital) requirement and a total risk-based capital to risk-weighted assets ratio of 8.0%. At June 30, 1996, First Federal's tangible capital ratio was 20.7%, its leverage ratio was 20.7% and its risk-based capital to risk-weighted assets ratio was 32.7%. Therefore, First Federal's capital significantly exceeds all of the capital requirements currently in effect.

Impact of Inflation

     The audited consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The primary assets and liabilities of savings institutions such as First Federal are monetary in nature. As a result, interest rates have a more significant impact on First Federal's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structures of First Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of other expense. Such expense items as employee compensation, employee benefits, and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by First Federal.

New Accounting Pronouncements Accounting for Mortgage Servicing Rights

     During 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, entitled Accounting for Mortgage Servicing Rights. SFAS No. 122 pertains to mortgage banking enterprises and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. The Statement eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under this Statement, if a mortgage banking enterprise sells or securitizes loans and retains the mortgage servicing rights, the enterprise must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable, the entire cost should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. An entity would measure impairment of mortgage service rights and loans based on the excess of the carrying amount of the mortgage servicing rights portfolio over the fair value of that portfolio.

     The Statement is to be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights. Retroactive application is prohibited.

   During 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement is effective for the transactions entered into after January 1, 1997 and at that date will supersede SFAS No. 122. Early adoption is not permitted.

     Accounting for Stock-based Compensation

     The FASB has issued SFAS No. 123, Accounting for Stock-based Compensation.

     This Statement establishes a fair value based method of accounting for stock-based compensation plans. The FASB encourages all entities to adopt this method for accounting for all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of its stock.

     Due to the extremely controversial nature of this project, the Statement permits a company to continue the accounting for stock-based compensation prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. If a company elects that option, proforma disclosures of net income (and EPS, if presented) are required in the footnotes as if the provisions of this Statement had been used to measure stock-based compensation.

   The disclosure requirements of Opinion No. 25 have been superseded by the disclosure requirements of this Statement.

     Once an entity adopts the fair value based method for accounting for these transactions, that election cannot be reversed.

     Equity instruments granted or otherwise transferred directly to an employee by a principal stockholder are stock-based employee compensation to be accounted for in accordance with either Opinion 25 or this Statement, unless the transfer clearly is for a purpose other than compensation.

     The accounting requirements of this Statement and related disclosure requirements are effective for transactions entered into by the Bank for the fiscal year ending June 30, 1997. Proforma disclosures required for entities that elect to continue to measure compensation cost using Opinion 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994.

     In general, during the initial phase-in period, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year. If that situation exists, the Company must include a statement to that effect.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements
                             June 30, 1996 and 1995

                          Independent Auditor's Report



Board of Directors
Marion Capital Holdings, Inc.
Marion, Indiana


We have audited the consolidated statement of financial condition of Marion Capital Holdings, Inc. and subsidiary corporations as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Marion Capital Holdings, Inc. and subsidiary corporations as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

As described in the notes to the financial statements, the Company changed its method of accounting for investments in securities in 1995.


Geo. S. Olive & Co. LLC



Indianapolis, Indiana
July 26, 1996

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                  Consolidated Statement of Financial Condition


                                                                                    June 30,
                                                                        ----------------------------------
                                                                            1996                  1995
                                                                        ------------          ------------
Assets
     Cash                                                               $  2,365,805          $  2,178,493
     Short-term interest-bearing deposits                                  5,154,518             1,304,691
                                                                        ------------          ------------
         Total cash and cash equivalents                                   7,520,323             3,483,184
     Investment securities
       Available-for-sale                                                    999,750             2,985,263
       Held-to-maturity                                                   13,057,722            17,274,654
                                                                        ------------          ------------
         Total investment securities                                      14,057,472            20,259,917
     Loans                                                               145,173,891           138,336,048
       Allowance for loan losses                                          (2,009,250)           (2,012,602)
                                                                        ------------          ------------
         Net loans                                                       143,164,641           136,323,446
     Foreclosed real estate                                                  182,959               205,723
     Premises and equipment                                                1,446,025             1,495,608
     Federal Home Loan Bank of Indianapolis stock, at cost                   988,400               909,100
     Other assets                                                         10,406,755            10,033,778
                                                                        ------------          ------------
         Total assets                                                   $177,766,575          $172,710,756
                                                                        ============          ============
   Liabilities
     Deposits                                                           $126,260,010          $120,613,003
     Advances from Federal Home Loan Bank of Indianapolis                  6,241,474             6,963,152
     Other liabilities                                                     3,754,017             3,270,576
         Total liabilities                                               136,255,501           130,846,731

     Commitments and contingent liabilities

   Shareholders' Equity
     Preferred stock
       Authorized and unissued--2,000,000 shares
     Common stock, without par value
       Authorized--5,000,000 shares
       Issued and outstanding--1,933,613 and 1,986,288 shares             13,814,937            15,489,336
     Retained earnings--substantially restricted                          28,128,458            27,114,816
     Net unrealized loss on securities available-for-sale                       (119)               (9,235)
     Unearned compensation                                                  (432,202)             (730,892)
                                                                        ------------          ------------
         Total shareholders' equity                                       41,511,074            41,864,025
                                                                        ------------          ------------
         Total liabilities and shareholders' equity                     $177,766,575          $172,710,756
                                                                        ============          ============


See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                        Consolidated Statement of Income



                                                                                   Year Ended June 30,
                                                                     ----------------------------------------------
                                                                        1996              1995             1994
                                                                     -----------      -----------       -----------
Interest Income
     Loans                                                           $12,456,465      $11,451,350       $10,961,117
     Investment securities                                               876,326        1,110,742         1,064,746
     Federal funds sold                                                                    14,234           141,682
     Deposits with financial institutions                                333,876          144,344           170,538
     Dividend income                                                      73,341           65,386            53,011
                                                                     -----------      -----------       -----------
         Total interest income                                        13,740,008       12,786,056        12,391,094
                                                                     -----------      -----------       -----------
   Interest Expense
     Deposits                                                          6,344,259        5,539,915         5,627,917
     Repurchase agreements                                                52,159
     Federal Home Loan Bank advances                                     456,484          381,770           243,904
                                                                     -----------      -----------       -----------
         Total interest expense                                        6,852,902        5,921,685         5,871,821
                                                                     -----------      -----------       -----------
   Net Interest Income                                                 6,887,106        6,864,371         6,519,273
     Provision for losses on loans                                        34,231           67,500            65,000
                                                                     -----------      -----------       -----------
   Net Interest Income After Provision for Losses on Loans             6,852,875        6,796,871         6,454,273
                                                                     -----------      -----------       -----------
   Other Income
     Gains on sale of marketable equity securities                                                           15,169
     Net loan servicing fees                                              81,202           68,886            61,526
     Annuity and other commissions                                       146,827          143,986           210,746
     Equity in losses of limited partnerships                           (193,139)        (184,582)         (236,481)
     Other income                                                         94,993           76,312            82,860
                                                                     -----------      -----------       -----------
         Total other income                                              129,883          104,602           133,820
                                                                     -----------      -----------       -----------
   Other Expenses
     Salaries and employee benefits                                    2,296,293        2,339,129         1,969,862
     Net occupancy expenses                                              153,340          155,997           131,599
     Equipment expenses                                                   59,173           51,294            45,306
     Deposit insurance expense                                           326,871          323,835           327,347
     Foreclosed real estate expenses and losses, net                     (12,643)         (98,413)          373,676
     Other expenses                                                      764,981          783,577           755,974
                                                                     -----------      -----------       -----------
         Total other expenses                                          3,588,015        3,555,419         3,603,764
                                                                     -----------      -----------       -----------
   Income Before Income Tax                                            3,394,743        3,346,054         2,984,329
     Income tax expense                                                  913,329          916,106           715,072
                                                                     -----------      -----------       -----------
   Net Income                                                        $ 2,481,414      $ 2,429,948       $ 2,269,257
                                                                     ===========      ===========       ===========

   Primary and Fully Diluted Net Income Per Share                    $      1.22      $      1.11       $       .99
                                                                     ===========      ===========       ===========
   Average Common and Equivalent Shares Outstanding                    2,033,955        2,186,137         2,297,853
                                                                     ===========      ===========       ===========


   See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
            Consolidated Statement of Changes in Shareholders' Equity


                                                        Common Stock                  Retained
                                                    Shares         Amount             Earnings
                                                    ------         ------             --------

Balances, July 1, 1993                             2,415,000      $23,097,375       $24,946,678

     Net income for 1994                                                              2,269,257
     Cash dividends ($.525 per share)                                                (1,198,401)
     Repurchase of common stock                     (235,695)      (3,931,479)
     Exercise of stock options                        14,863          148,630
     Amortization of unearned
          compensation expense
                                                   ---------      -----------       -----------
Balances, June 30, 1994                            2,194,168       19,314,526        26,017,534

     Net income for 1995                                                              2,429,948
     Cash dividends ($.63 per share)                                                 (1,332,666)
     Cumulative effect of change in accounting
       for securities, net of taxes of $(38,098)
     Net change in unrealized gain (loss) on
       securities available-for-sale, net of
       taxes of $32,041
     Repurchase of common stock                     (214,249)      (3,888,880)
     Exercise of stock options                         6,369           63,690
     Amortization of unearned
          compensation expense
                                                   ---------      -----------       -----------
Balances, June 30, 1995                            1,986,288       15,489,336        27,114,816

     Net income for 1996                                                              2,481,414
     Cash dividends ($.74 per share)                                                 (1,467,772)
     Net change in unrealized gain (loss)
       on securities available-for-sale,
       net of taxes of $5,979
     Repurchase of common stock                     (100,658)      (2,066,332)
     Exercise of stock options                        47,983          301,855
     Amortization of unearned
          compensation expense
     Tax benefit of stock options
          exercised and RRP                                            90,078
                                                   ---------      -----------       -----------
Balances, June 30, 1996                            1,933,613      $13,814,937       $28,128,458
                                                   =========      ===========       ===========




                                                                        Net
                                                                     Unrealized
                                                                    Gain (Loss)
                                                   Unearned        on Securities
                                                 Compensation    Available-for-Sale       Total
                                                 -----------     ------------------   --------------
Balances, July 1, 1993                           $(1,270,628)                           $46,773,425

     Net income for 1994                                                                  2,269,257
     Cash dividends ($.525 per share)                                                    (1,198,401)
     Repurchase of common stock                                                          (3,931,479)
     Exercise of stock options                                                              148,630
     Amortization of unearned
          compensation expense                       269,868                                269,868
                                                 -----------      ---------             -----------
Balances, June 30, 1994                           (1,000,760)                            44,331,300

     Net income for 1995                                                                  2,429,948
     Cash dividends ($.63 per share)                                                     (1,332,666)
     Cumulative effect of change in accounting
       for securities, net of taxes of $(38,098)                   $(58,085)                (58,085)
     Net change in unrealized gain (loss) on
       securities available-for-sale, net of
       taxes of $32,041                                              48,850                  48,850
     Repurchase of common stock                                                          (3,888,880)
     Exercise of stock options                                                               63,690
     Amortization of unearned
          compensation expense                       269,868                                269,868
                                                 -----------      ---------             -----------
Balances, June 30, 1995                             (730,892)        (9,235)             41,864,025

     Net income for 1996                                                                  2,481,414
     Cash dividends ($.74 per share)                                                     (1,467,772)
     Net change in unrealized gain (loss)
       on securities available-for-sale,
       net of taxes of $5,979                                         9,116                   9,116
     Repurchase of common stock                                                          (2,066,332)
     Exercise of stock options                                                              301,855
     Amortization of unearned
          compensation expense                       298,690                                298,690
     Tax benefit of stock options
          exercised and RRP                                                                  90,078
                                                 -----------      ---------             -----------
Balances, June 30, 1996                          $  (432,202)     $    (119)            $41,511,074
                                                 ===========      =========             ===========

                  MARION CAPITAL HOLDINGS, INC AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows



                                                                              Year Ended June 30,
                                                                  --------------------------------------------
                                                                     1996            1995             1994
                                                                  ---------         ---------        ---------
Operating Activities
   Net income                                                    $2,481,414        $2,429,948       $2,269,257
     Adjustments to reconcile net income to net cash provided
       by operating activities
       Provision for loan losses                                     34,231            67,500           65,000
       Provision (adjustment) for losses of
         foreclosed real estate                                     (19,136)         (140,000)         305,000
       Marketable equity security gains                                                                 15,169
       Equity in losses of limited partnerships                     193,139           184,582          236,481
       Amortization of net loan origination costs (fees)             10,467           (30,065)        (102,211)
       Depreciation                                                  77,321            64,706           64,050
       Amortization of unearned compensation                        298,690           269,868          269,868
       Deferred income tax benefit                                 (174,865)         (153,390)        (139,910)
       Origination of loans for sale                             (5,664,822)       (2,414,254)     (10,059,717)
       Proceeds from sale of loans                                5,664,822         2,414,254       10,059,717
       Changes in
         Interest receivable                                        (64,299)          (72,120)         (60,499)
         Interest payable and other liabilities                     491,704           583,878          229,633
         Cash value of insurance                                   (116,500)         (108,000)         (21,125)
         Prepaid expense and other assets                            73,569            85,752          (14,765)
         Other                                                      (53,686)           (1,202)        (101,967)
                                                                  ---------         ---------        ---------
         Net cash provided by operating activities                3,232,049         3,181,457        2,983,643
                                                                  ---------         ---------        ---------

   Investing Activities
     Net change in interest-bearing deposits                                                           100,000
     Net change in marketable equity securities                                                      4,025,606
     Purchase of term federal funds                                                (2,128,000)     (50,945,000)
     Proceeds from term federal funds maturities                                    2,128,000       50,945,000
     Proceeds from maturities of securities
       available-for-sale                                         2,000,000         2,000,000
     Purchase of securities held-to-maturity                    (10,891,992)                       (17,352,386)
     Proceeds from maturities of securities
       held-to-maturity                                          15,131,842         2,555,938       11,539,030
     Contribution to limited partnership                           (290,000)         (290,000)        (295,000)
     Net changes in loans                                        (6,918,405)       (8,418,943)       5,441,780
     Additions to real estate owned                                                                   (283,000)
     Proceeds from real estate owned sales                           98,850           291,421        1,495,833
     Purchase of FHLB stock                                         (79,300)
     Purchase of premises and equipment                             (29,063)         (106,957)         (35,259)
     Premiums paid on life insurance                                                                  (180,000)
                                                                   --------        ----------        ---------
         Net cash provided (used) by investing activities          (978,068)       (3,968,541)       4,456,604
                                                                   --------        ----------        ---------

 (continued)


                  MARION CAPITAL HOLDINGS, INC AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows



                                                                              Year Ended June 30,
                                                                  --------------------------------------------
                                                                    1996              1995              1994
                                                                  ---------         ---------        ---------
Financing Activities
   Net change in
       Interest-bearing demand and savings deposits               1,157,963        (7,741,237)       2,714,713
       Certificates of deposit                                    4,489,044         7,388,768       (3,693,355)
   Proceeds from Federal Home Loan Bank advances                  3,500,000         5,000,000        1,000,000
   Repayment of Federal Home Loan Bank advances                  (4,221,678)       (1,236,848)        (875,000)
   Dividends paid                                                (1,467,772)       (1,332,666)      (1,198,401)
   Exercise of stock options                                        391,933            63,690          148,630
   Repurchase of common stock                                    (2,066,332)       (3,888,880)      (3,931,479)
                                                                  ---------         ---------        ---------
         Net cash provided (used) by financing activities         1,783,158        (1,747,173)      (5,834,892)
                                                                  ---------         ---------        ---------
   Net Change in Cash and Cash Equivalents                        4,037,139        (2,534,257)       1,605,355

   Cash and Cash Equivalents, Beginning of Year                   3,483,184         6,017,441        4,412,086
                                                                  ---------         ---------        ---------
   Cash and Cash Equivalents, End of Year                        $7,520,323        $3,483,184       $6,017,441
                                                                 ==========        ==========       ==========

   Additional Cash Flows and Supplementary Information
     Interest paid                                               $6,873,949        $5,875,374       $5,890,378
     Income tax paid                                                960,958           948,959          850,000
     Loan balances transferred to foreclosed real estate            447,511         2,592,839        1,496,781
     Loans to finance the sale of foreclosed real estate            415,000         3,442,850        1,022,262



   See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

The accounting and reporting policies of Marion Capital Holdings, Inc. ("Company") and its wholly owned subsidiary, First Federal Savings Bank of Marion ("Bank") and the Bank's wholly owned subsidiary, First Marion Service Corporation ("FMSC"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates residential and commercial mortgage and consumer loans and receives deposits from customers located primarily in central Indiana. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. FMSC is engaged in the selling of financial services.

Consolidation--The consolidated financial statements include the accounts of the Company, the Bank and the Bank's subsidiary after elimination of all material intercompany transactions and accounts.

Investment Securities--The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on July 1, 1994, and investment securities with an approximate carrying value of $4,985,000 were reclassified as available-for-sale. This reclassification resulted in a decrease in total shareholders' equity, net of taxes, of $58,000.

Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in shareholders' equity.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Prior to the adoption of SFAS No. 115, investment securities were carried at cost, adjusted for amortization of premiums and discounts, and securities held for sale and marketable equity securities were carried at the lower of aggregate cost or market. Realized gains and losses on sales were included in other income. Unrealized losses on securities held for sale were included in other income. Unrealized losses on marketable equity securities were charged to shareholders' equity. Gains and losses on the sale of securities were determined on the specific-identification method.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)



Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Loans are placed in a nonaccrual status when the collection of interest becomes doubtful. Interest income previously accrued but not deemed collectible is reversed and charged against current income. Interest on these loans is then recognized as income when collected. Loans are considered impaired when it becomes probable that the bank subsidiary will be unable to collect all amounts due according to the contractual terms of the loan agreement. Interest income on these loans is recognized as described above depending on the accrual status of the loan. Certain loan fees and direct costs are being deferred and the net amounts are amortized as an adjustment of yield on the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Foreclosed real estate arises from loan foreclosure or deed in lieu of foreclosure and is carried at the lower of cost or fair value less estimated selling costs. Real estate has not been acquired for development or sale. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property, net of rental and other income are expensed. Realized gains and losses are recorded upon the sale of real estate, with gains deferred and recognized on the installment method for sales not qualifying for the full accrual method.

Allowances for loan and real estate losses are maintained to absorb potential loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and foreclosed real estate outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1996, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. Business tax credits are deducted from federal income tax in the year the credits are used to reduce income taxes payable. The Company files consolidated income tax returns with its subsidiaries.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Primary earnings per share for 1996 and 1995 are computed by dividing net income by the weighted average number of common and equivalent shares outstanding during the period. For 1996 and 1995, fully diluted earnings per share are the same as primary earnings per share. For 1994, the computation of primary and fully diluted earnings per share reflected no dilution.

Reclassifications of certain amounts in the 1995 and 1994 consolidated financial statements have been made to conform to the 1996 presentation.

Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 1996, was $200,000.


o    Investment Securities


                                                                              June 30, 1996
                                                     ----------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
                                                        Cost             Gains            Losses            Value
                                                      -------         ----------        -----------      -----------
Available-for-sale
     Federal agencies                                 $ 1,000                                               $ 1,000
                                                      -------                                               -------
Held-to-maturity
     U. S. Treasury                                     3,015                              $ 40               2,975
     Federal agencies                                   6,954             $ 8                45               6,917
     State and municipal                                  610                                 5                 605
     Mortgage-backed securities                         1,491                               102               1,389
     Other                                                988              12                                 1,000
                                                      -------             ---              ----             -------
       Total held-to-maturity                          13,058              20               192              12,886
                                                      -------             ---              ----             -------
       Total investment securities                    $14,058             $20              $192             $13,886
                                                      =======             ===              ====             =======





                                                                              June 30, 1995
                                                     ----------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
                                                        Cost             Gains            Losses            Value
                                                      -------         ----------        -----------      -----------
Available-for-sale
     Federal agencies                                 $ 3,000                              $ 15             $ 2,985
                                                      -------                              ----             -------

Held-to-maturity
     U. S. Treasury                                     3,035                                57               2,978
     Federal agencies                                  11,000                               256              10,744
     State and municipal                                  610                                18                 592
     Mortgage-backed securities                         2,630                                52               2,578
                                                      -------                              ----             -------
       Total held-to-maturity                          17,275                               383              16,892
                                                      -------             ---              ----             -------
       Total investment securities                    $20,275              $0              $398             $19,877
                                                      =======             ===              ====             =======


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities held-to-maturity and available-for-sale at June 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  Maturity Distribution at June 30, 1996
                               ---------------------------------------------
                                Available-for-Sale        Held-to-Maturity
                                -------------------   ----------------------

                               Amortized     Fair     Amortized       Fair
                                 Cost        Value      Cost          Value
                                ------      ------     -------       -------
Within one year                 $1,000      $1,000     $ 7,953       $ 7,958
One to five years                                        3,614         3,539
                                ------      ------     -------       -------
                                 1,000       1,000      11,567        11,497
Mortgage-backed securities                               1,491         1,389
                                ------      ------     -------       -------
         Totals                 $1,000      $1,000     $13,058       $12,886
                                ======      ======     =======       =======



o    Loans

                                                       June 30,
                                             ---------------------------
                                               1996               1995
                                             --------           --------
Real estate mortgage loans
     One-to-four family                      $ 87,505           $ 82,056
     Multi-family                              15,573             14,495
     Commercial real estate                    36,170             35,937
Real estate construction loans                  4,994              7,332
Commercial                                          7                  9
Consumer loans                                  3,777              2,814
                                             --------           --------
         Total loans                          148,026            142,643
Undisbursed portion of loans                   (2,539)            (4,004)
Deferred loan fees                               (313)              (303)
                                             --------           --------
                                             $145,174           $138,336
                                             ========           ========

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                   1996              1995             1994
                                  ------            ------           ------
Allowance for loan losses
   Balances, July 1               $2,013            $2,050           $2,051
   Provision for losses               34                68               65
   Recoveries on loans                 2                12               17
   Loans charged off                 (40)             (117)             (83)
                                  ------            ------           ------
   Balances, June 30              $2,009            $2,013           $2,050
                                  ======            ======           ======



                                                        June 30,
                                               -------------------------
                                                 1996              1995
                                               --------          -------

Nonperforming loans
   Nonaccruing loans                           $1,716            $1,752

Additional interest income of $43,000, $69,000 and $157,000 for 1996, 1995 and 1994 would have been recognized on nonaccruing loans had such loans been considered collectible and accounted for on the accrual basis.

On July 1, 1995, the Company adopted SFAS Nos. 114 and No. 118, Accounting for Creditors for Impairment of a Loan and Accounting for Creditors for Impairment of a Loan--Income Recognition and Disclosures. The adoption of SFAS Nos. 114 and 118 did not have a material impact on the Company's financial position or results of operations. No loans were considered impaired at June 30, 1996.

Mortgage loans serviced for others are not included in the accompanying consolidated statement of financial condition. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation, and the unpaid principal balances totaled $7,825,000 and $7,586,000 at June 30, 1996 and 1995.

o    Forclosed Real Estate

                                                               June 30,
                                                        ------------------------
                                                         1996              1995
                                                        ------            ------

Real estate acquired in settlement of loans             $ 199             $ 270
Allowance for losses                                      (16)              (64)
                                                        -----             -----
                                                        $ 183             $ 206
                                                        =====             =====



                                                   1996              1995             1994
                                                  ------            ------           ------
Allowance for losses on foreclosed real estate
     Balances, July 1                               $64              $356             $252
     Provision (adjustment) for losses              (19)             (140)             305
     Real estate charged off                        (49)             (171)            (426)
     Recoveries on real estate                       20                19              225
                                                    ---              ----             ----

     Balances, June 30                              $16              $ 64             $356
                                                    ===              ====             ====


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Premises and Equipment

                                                              June 30,
                                                     --------------------------
                                                        1996              1995
                                                     ---------        ---------
Land                                                  $  632            $  633
Buildings and land improvements                        1,417             1,400
Furniture and equipment                                  467               481
                                                      ------            ------
       Total cost                                      2,516             2,514
Accumulated depreciation                              (1,070)           (1,018)
                                                      ------            ------
       Net                                            $1,446            $1,496
                                                      ======            ======

o  Other Assets and Other Liabilities

                                                               June 30,
                                                    ---------------------------
                                                       1996              1995
                                                     ---------        ---------

Other assets
     Interest receivable
       Investment securities                       $     159         $     262
       Loans                                             483               316
     Cash value of insurance                           5,588             5,471
     Deferred income tax asset                         2,320             2,151
     Investment in limited partnership                 1,624             1,527
     Prepaid expenses and other                          233               307
                                                      ------            ------
         Total                                       $10,407           $10,034
                                                     =======           =======

Other liabilities
     Interest payable
       Deposits                                     $     99            $  117
       Other borrowings                                   17                19
     Deferred compensation and fees payable            2,072             1,886
     Deferred gain on sale of real estate owned          353               362
     Advances by borrowers for taxes and insurance       392               214
     Other                                               821               673
                                                      ------            ------
         Total                                        $3,754            $3,271
                                                      ======            ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Investment in Limited Partnership

Included in other assets is an investment of $1,623,869 and $1,527,008 at June 30, 1996 and 1995 representing 99 percent equity in a limited partnership organized to build, own and operate an apartment complex. The Bank records its equity in the net income or loss of the partnership. Certain fees to the general partner not recorded or estimable to date by the partnership under provisions of the partnership agreement could adversely affect future operating results when accrued or paid. In addition to recording its equity in the losses of the partnership, the Bank has recorded the benefit of low income housing tax credits of $405,000, $405,000, and $408,000 for 1996, 1995 and 1994. At June 30, 1996,
the Bank has committed to make its final annual capital contribution in January, 1997, of $130,000. Condensed financial statements of the partnership are as follows:

                                                                June 30,
                                                       ------------------------
                                                        1996              1995
                                                       ------            ------
                                                              (Unaudited)
Condensed statement of financial condition
   Assets
     Cash                                              $  306            $   17
     Land and property                                  3,711             3,807
     Other assets                                         987             1,061
                                                        -----             -----
         Total assets                                  $5,004            $4,885
                                                       ======            ======
   Liabilities
     Notes payable                                     $3,289            $3,309
     Other liabilities                                     61                52
                                                        -----             -----
         Total liabilities                              3,350             3,361
   Partners' equity                                     1,654             1,524
                                                        -----             -----
         Total liabilities and partners' equity        $5,004            $4,885
                                                       ======            ======


                                                    Year Ended June 30,
                                            ---------------------------------
                                             1996           1995        1994
                                            ------        -------     -------
                                                        (Unaudited)
Condensed statement of operations
     Total revenue                          $ 648          $ 662        $676
     Total expense                            808            862         869
                                            -----          -----       -----

         Net loss                           $(160)         $(200)      $(193)
                                            =====          =====       =====

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Deposits

                                                               June 30,
                                                     ---------------------------
                                                         1996              1995
                                                       --------         --------
Interest-bearing demand                              $  20,803          $ 18,438
Savings                                                 17,572            18,779
Certificates and other time deposits
     of $100,000 or more                                11,761             9,389
Other certificates and time deposits                    76,124            74,007
                                                      --------          --------
         Total deposits                               $126,260          $120,613
                                                      ========          ========

Certificates maturing in years ending June 30:

1997                                                   $33,624
1998                                                    13,069
1999                                                    15,121
2000                                                    16,559
2001                                                     7,918
Thereafter                                               1,594
                                                       -------
                                                       $87,885
                                                       =======


o    Federal Home Loan Bank Advances

                                                        1996
                                              --------------------------
                                                               Weighted
                                                                Average
Years Ending June 30                           Amount            Rate
                                               ------            ----

   Advances from FHLB
     Maturities
     1997                                     $3,012              6.81%
     1998                                      1,701              6.10
     1999                                        190              5.93
     2000                                        481              6.57
     2001                                        383              5.09
     Thereafter                                  474              7.33
                                              ------
                                              $6,241
                                              ======

The FHLB advances are secured by first mortgage loans and investment securities totaling $89,509,000. Advances are subject to restrictions or penalties in the event of prepayment.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Income Tax

                                                 Year Ended June 30,
                                      -----------------------------------------
                                       1996              1995             1994
                                      ------            ------           ------

Currently payable
     Federal                           $765              $706             $574
     State                              323               363              281
Deferred
     Federal                           (144)             (100)            (101)
     State                              (31)              (53)             (39)
                                       ----              ----             ----

       Total income tax expense        $913              $916             $715
                                       ====              ====             ====




                                                                                 Year Ended June 30,
                                                                    ------------------------------------------
                                                                      1996              1995             1994
                                                                    -------            ------           ------
Reconciliation of federal statutory to actual tax expense
     Federal statutory income tax at 34%                             $1,154            $1,138           $1,014
     Increase in cash value of insurance                                (40)              (37)              (7)
     Effect of state income taxes                                       193               205              160
     Business income tax credits                                       (423)             (406)            (426)
     Other                                                               29                16              (26)
                                                                       ----              ----             ----
         Actual tax expense                                         $   913            $  916           $  715
                                                                    =======            ======           ======

The tax expense related to securities gains was $5,900 for 1994.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


A cumulative deferred tax asset of $2,320,000 and $2,151,000 is included in other assets. The components of the asset are as follows:


                                                                                          June 30,
                                                                                 ---------------------------
                                                                                    1996              1995
                                                                                  ------            ------

Differences in accounting for loan losses                                        $   987            $  992
Deferred compensation                                                                880               801
Deferred loan fees                                                                   127               129
Business income tax credits                                                          309               298
Deferred state income taxes                                                         (149)             (138)
Differences in accounting for pensions and other employee benefits                   182                90
Differences in accounting for securities available-for-sale                                              6
FHLB of Indianapolis stock dividend                                                  (49)              (49)
Other                                                                                 33                22
                                                                                  ------            ------
                                                                                  $2,320            $2,151
                                                                                  ======            ======
Assets                                                                            $2,518            $2,338
Liabilities                                                                         (198)             (187)
                                                                                  ------            ------
                                                                                  $2,320            $2,151
                                                                                  ======            ======


No valuation allowance was considered necessary at June 30, 1996 and 1995.

At June 30, 1996, the Company had an unused business income tax credit carryforward of $309,000 expiring in 2011.

Retained earnings include approximately $8,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 1996, the unrecorded deferred income tax liability on the above amount was approximately $3,300,000.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

o    Restriction on Dividends

The Company is not subject to any regulatory restrictions on the payment of dividends to its shareholders. The Office of Thrift Supervision ("OTS") regulations provide that a savings association which meets fully phased-in capital requirements (those in effect on December 31, 1994) and is subject only to "normal supervision" may pay out, as a dividend, 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. Any additional amount of capital distributions would require prior regulatory approval.

At the time of the Bank's conversion to a stock savings bank, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $24,100,000.

At June 30, 1996, total shareholder's equity of the Bank was $35,519,000, of which a minimum of $11,419,000 was available for the payment of dividends.

Stock Transactions

The Company's Board of Directors has approved periodically the repurchase of up to 5 percent of the Company's outstanding shares of common stock. Such purchases were made subject to market conditions in open market or block transactions. During the years ended June 30, 1996, 1995 and 1994, the Company had repurchased 100,658, 214,249 and 235,695 of its outstanding shares.

Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


At June 30, 1996, the Bank believes that it meets all capital adequacy requirements to which it is subject and the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Bank's actual and required capital amounts and ratios are as follows:


                                                                 June 30, 1996
                          -----------------------------------------------------------------------------------------
                                                                   Required
                                                                 for Adequate                        To Be Well
                                 Actual                            Capital 1                        Capitalized 1
                          -------------------                -------------------                  -----------------
                          Amount        Ratio                Amount        Ratio                  Amount      Ratio
                          ------        -----                ------        -----                  ------      -----
Total capital 1
   (to risk weighted
   assets)
   Bank                 $36,940         32.7%                $9,045         8.0%                  $11,307     10.0%
Tier I capital 1
   (to risk weighted
   assets)
   Bank                  35,519         31.4%                 4,523         4.0%                    6,784      6.0%
Tier I capital 1
   (to total assets)
   Bank                  35,519         20.7%                 6,871         4.0%                    8,588      5.0%

- ----------
1    As defined by the regulatory agencies



o    Benefit Plans

The Bank provides pension benefits for substantially all of the Bank's employees and is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. A supplemental plan provides for additional benefits for certain employees. Pension expense (credit) was $211,123, $108,417, and $(464) for 1996, 1995 and
1994.

The Bank contributes up to 3 percent of employees' salaries for those participating in a nonqualified thrift plan. The Bank's contribution was $23,300, $20,600, and $18,900 for 1996, 1995 and 1994.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

The Bank has purchased life insurance on certain officers and directors, which insurance had an approximate cash value of $5,588,000 and $5,471,000 at June 30, 1996 and 1995. The Bank has approved arrangements that provide retirement and death benefits to those officers and directors covered by the keyman policies. The benefits to be paid will be funded primarily by the keyman policies and are being accrued over the period of active service to eligibility dates. The accrual of benefits totalled $277,000, $447,000, and $248,000 for 1996, 1995 and
1994.

Certain insurance companies which have issued policies described above have been placed in conservatorship by the insurance commissioner of the state of California (the "Commissioner"). During the year ended June 30, 1994, the Bank reduced the cash value on such policies to estimated values provided by the Commissioner.

The Company has a stock option plan in which 155,089 common shares were reserved at June 30, 1996 for issuance under the plan. The incentive stock option exercise price will not be less than the fair market value of the common stock (or 85 percent of the fair market value of common stock for non-qualified options) on the date of the grant of the option. The date on which the options are first exercisable is determined by the Board of Directors, and the terms of the stock options will not exceed ten years from the date of grant. In March, 1993, the Company granted incentive and non-qualified stock options for 132,824 and 60,377 shares. During the years ended June 30, 1996, 1995 and 1994, options totaling 65,179 (with 17,196 shares tendered as partial payment), 6,369 and 14,863 were exercised. 48,299 shares were available for grant at June 30, 1996. The weighted option price per share for the 1996, 1995 and 1994 options exercised and at June 30, 1996, was $10.

The Bank's Board of Directors has established Recognition and Retention Plans and Trusts ("RRP"). The Bank contributed $1,349,340 to the RRPs for the purchase of 96,600 shares of Company common stock, and in March, 1993, awards of grants for these shares were issued to various directors, officers and employees of the Bank. These awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing March, 1994. The unearned portion of these stock awards is presented as a reduction of shareholders' equity.

SFAS No. 123, Stock-Based Compensation, is effective for the Company for the year ended June 30, 1997. This statement establishes a fair value based method of accounting for stock-based compensation plans. The Company has not yet determined the impact of adopting SFAS No. 123 on net income or financial position in the year of adoption.


o    Postretirement Plan

The Bank sponsors a defined benefit postretirement plan that covers both salaried and nonsalaried employees. The plan provides postretirement health care coverage to eligible retirees. An eligible retiree is an employee who retires from the Bank on or after attaining age 65 and who has rendered at least 15 years of service.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Bank continues to fund benefit costs on a pay-as-you-go basis, and, for 1996, 1995 and 1994, the Bank made benefit payments totaling $3,842, $2,986 and $3,252. The following table sets forth the plan's funded status, and amounts recognized in the consolidated statement of financial condition:


                                                             June 30,
                                                     ------------------------
                                                      1996              1995
                                                     ------            ------

Accumulated postretirement benefit obligation
     Retirees                                         $100              $ 76
     Other active plan participants                     80                78
Accumulated postretirement benefit obligation          180               154
Unrecognized net gain from past experience
   different from that assumed
   and from changes in assumptions                      84                98
                                                      ----              ----
Accrued postretirement benefit cost                   $264              $252
                                                      ====              ====



                                                                                        June 30,
                                                                      -----------------------------------------
                                                                       1996              1995             1994
                                                                      ------            ------           ------
Net periodic postretirement cost included the following
   components
   Service cost--benefits attributed to service
     during the period                                                  $13               $21              $19
   Interest cost on accumulated postretirement
     benefit obligation                                                  12                16               15
   Net amortization and deferral                                         (9)
                                                                        ---               ---              ---
   Net periodic postretirement benefit cost                             $16               $37              $34
                                                                        ===               ===              ===



At June 30, 1996 and 1995, there were no plan assets. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 12 percent in 1996, gradually declining to 6 percent in the year 2011. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent.

If the health care cost trend rate assumptions were increased by 1 percent, the accumulated postretirement benefit obligation as of June 30, 1996 would have increased by 14 percent. The effect of this change on the sum of the service cost and interest would be an increase of 17 percent.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                         1996           1995
                                                       -------        -------

   Mortgage loan commitments at variable rates         $3,211         $3,894
   Consumer and commercial loan commitments             1,365            936
   Standby letters of credit                            3,239          1,518

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of the customer to a third party.

A significant portion of the Bank's loan portfolio consists of commercial real estate loans, including loans secured by nursing homes. These commercial real estate loans, totaling $36,170,000 and $35,937,000 at June 30, 1996 and 1995,
have a significantly higher degree of credit risk than residential mortgage loans. Loan payments on the nursing home loans are often dependent on the operation of the collateral, and risks inherent in the nursing home industry include licensure and certification laws and changes affecting payments from third party payors.

The Company and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available, it is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The  deposits  of the Bank are  presently  insured  by the  Savings  Association
Insurance Fund (the "SAIF"). A recapitalization plan for the SAIF under consideration by Congress provides for a special assessment on all SAIF-insured institutions to enable the SAIF to achieve its required level of reserves. If the proposed assessment of .85% was effected based on deposits as of March 31, 1995 (as originally proposed), the Bank's special assessment would amount to approximately $1,008,000, before taxes. Accordingly, this special assessment would significantly increase other expenses and adversely affect results of operations. Depending upon the capital level and supervisory rating of the Bank, and assuming the insurance premium levels for commercial banks and SAIF members again equalized, future deposit insurance premiums could decrease from the .23% of deposits currently paid by the Bank. Such reduction in premiums would reduce other expenses for future periods.

o    Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest    Receivable/Payable--The    fair    values   of   accrued    interest
receivable/payable approximates carrying values.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Advances by Borrowers for Taxes and Insurance--The fair value approximates carrying value.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:


                                                                      1996                          1995
                                                            ------------------------      ------------------------
                                                            Carrying          Fair        Carrying          Fair
                                                             Amount           Value        Amount           Value
                                                             ------           -----        ------           -----

Assets
   Cash and cash equivalents                                  $7,520         $7,520         $3,483           $3,483
   Securities available-for-sale                               1,000          1,000          2,985            2,985
   Securities held-to-maturity                                13,058         12,886         17,275           16,892
   Loans, net                                                143,165        145,788        136,323          136,746
   Interest receivable                                           642            642            578              578
   Stock in FHLB                                                 988            988            909              909

Liabilities
   Deposits                                                  126,260        127,210        120,613          120,502
   FHLB advances                                               6,241          6,261          6,963            6,893
   Interest payable                                              116            116            136              136
   Advances by borrowers for taxes and insurance                 392            392            214              214

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

                                                              June 30,
                                                    ---------------------------
                                                       1996              1995
                                                    ---------         ---------
Assets
   Cash and cash equivalents                         $ 3,048           $   603
   Investment securities held-to-maturity              2,978
   Investment in subsidiary                           35,519            41,301
   Other assets                                            5                 6
                                                     -------           -------
    Total assets                                     $41,550           $41,910
                                                     =======           =======

Liabilities                                          $    39           $    46

Shareholders' Equity                                  41,511            41,864
                                                     -------           -------
    Total liabilities and shareholders' equity       $41,550           $41,910
                                                     =======           =======



                          Condensed Statement of Income

                                                                                Year Ended June 30,
                                                                    -------------------------------------------
                                                                      1996              1995             1994
                                                                     ------            ------           ------
Income
   Dividends from Bank                                               $8,600            $2,000           $3,000
   Other                                                                120                96              108
Expenses                                                                 85               132              146
                                                                     ------            ------           ------
Income before income tax and equity in undistributed
     income of subsidiary                                             8,635             1,964            2,962
     Income tax expense (benefit)                                        14               (14)             (15)
                                                                     ------            ------           ------
Income before equity in undistributed
   income of subsidiary                                               8,621             1,978            2,977
   Equity in undistributed (distribution in excess of)
     income of subsidiary                                            (6,140)              452             (708)
                                                                     ------            ------           ------
Net Income                                                           $2,481            $2,430           $2,269
                                                                     ======            ======           ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                        Condensed Statement of Cash Flows

                                                                                 Year Ended June 30,
                                                                     ------------------------------------------
                                                                       1996              1995             1994
                                                                      ------          --------         --------
Operating Activities
   Net income                                                        $2,481            $2,430           $2,269
   Adjustments to reconcile net income to net cash provided
       by operating activities                                        6,057              (434)             653
                                                                     ------            ------           ------
         Net cash provided by operating activities                    8,538             1,996            2,922
                                                                     ------            ------           ------
Investing Activities
   Purchase of securities held-to-maturity                           (5,951)                              (496)
   Proceeds from maturities of securities held-to-maturity            3,000                              6,000
                                                                     ------                             ------
         Net cash provided (used) by investing activities            (2,951)                             5,504
                                                                     ------                             ------
Financing Activities
   Exercise of stock options                                            392                64              148
   Cash dividends                                                    (1,468)           (1,333)          (1,198)
   Repurchase of common stock                                        (2,066)           (3,889)          (3,931)
                                                                     ------            ------           ------
         Net cash used by financing activities                       (3,142)           (5,158)          (4,981)
                                                                     ------            ------           ------
Net Increase (Decrease) in Cash and Cash Equivalents                  2,445            (3,162)           3,445
                                                                     ------            ------           ------
Cash and Cash Equivalents at Beginning of Year                          603             3,765              320
                                                                     ------            ------           ------
Cash and Cash Equivalents at End of Year                             $3,048            $  603           $3,765
                                                                     ======            ======           ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

o    Quarterly Results


                                                                              Year Ended June 30, 1996
                                                                     ----------------------------------------------
                                                                     June         March      December     September
                                                                     1996         1996         1995         1995
                                                                     ----         ----         ----         ----

   Interest income                                                  $3,416       $3,442       $3,465        $3,417
   Interest expense                                                  1,706        1,714        1,721         1,712
                                                                    ------       ------       ------        ------
   Net interest income                                               1,710        1,728        1,744         1,705
   Provision for losses on loans                                        10                        24
                                                                    ------       ------       ------        ------
   Net interest income after provisions for losses on loans          1,700        1,728        1,720         1,705
   Other income                                                         24           23           25            58
   Other expenses                                                      872          927          874           916
                                                                    ------       ------       ------        ------
   Income before income tax                                            852          824          871           847
   Income tax expense                                                  223          216          233           241
                                                                    ------       ------       ------        ------
   Net Income                                                       $  629       $  608       $  638        $  606
                                                                    ======       ======       ======        ======

   Per share
     Net income                                                       $.33         $.29         $.31          $.29
     Dividends                                                        $.20         $.18         $.18          $.18





                                                                               Year Ended June 30, 1995
                                                                     ----------------------------------------------
                                                                     June         March      December     September
                                                                     1995         1995         1994         1994
                                                                     ----         ----         ----         ----

   Interest income                                                  $3,300       $3,246       $3,149        $3,091
   Interest expense                                                  1,624        1,500        1,388         1,410
                                                                    ------       ------       ------        ------
   Net interest income                                               1,676        1,746        1,761         1,681
   Provision for losses on loans                                         3                                      65
                                                                    ------       ------       ------        ------
   Net interest income after provisions for losses on loans          1,673        1,746        1,761         1,616
   Other income                                                         31           19           14            41
   Other expenses                                                      916          913          870           856
                                                                    ------       ------       ------        ------
   Income before income tax                                            788          852          905           801
   Income tax expense                                                  177          220          265           254
                                                                    ------       ------       ------        ------
   Net Income                                                       $  611       $  632       $  640        $  547
                                                                    ======       ======       ======        ======

   Per share
     Net income                                                       $.28         $.30         $.29          $.24
     Dividends                                                        $.18         $.15         $.15          $.15

                                                          DIRECTORS AND OFFICERS


                               BOARD OF DIRECTORS

Robert D. Burchard          W. Gordon Coryea         Jack O. Murrell
Chairman of the Board       Attorney                 Retired, Murrell and Keal
Retired, Former President
of MCHI and First Federal

Jerry D. McVicker           John M. Dalton           George L. Thomas
Director of Operations      President                Retired, Foster-Forbes
Marion Community Schools    Vice Chairman of
                            the Board

Steven L. Banks
Executive Vice President



                    OFFICERS OF MARION CAPITAL HOLDINGS, INC.

        John M. Dalton                             Larry G. Phillips
        President                                  Sr. Vice President and
                                                   Secretary-Treasurer

        Steven L. Banks                            Jackie Noble
        Executive Vice President                   Assistant Secretary and
                                                   Assistant Treasurer
        Tim D. Canode
        Vice President


                OFFICERS OF FIRST FEDERAL SAVINGS BANK OF MARION

John M. Dalton            Larry G. Phillips            Steven L. Banks
President                 Sr. Vice President and       Executive Vice President
                          Secretary-Treasurer

Stephen A. Smithley       James E. Adkins              Charles N. Sponhauer
Vice President            Vice President               Vice President

Jackie Noble              Chris Bradford               Kathy Kuntz
Assistant Secretary and   Assistant Secretary          Assistant Secretary
Assistant Treasurer

Tim D. Canode             Lowell Martin                Randy J. Sizemore
Vice President            Assistant Vice President,    Assistant Treasurer
                          Branch Manager

DIRECTORS AND OFFICERS

   Robert D. Burchard (age 65) is a Director of Marion Capital Holdings, Inc. Mr. Burchard served as President of Marion Capital Holdings, Inc. from its formation until 1996. Mr. Burchard also served as President of First Federal from 1983 until 1996 and as President of First Marion Service Corporation in 1996. Mr. Burchard became Chairman of the Boards of Marion Captial Holdings, Inc. and First Federal in 1996.

   W. Gordon Coryea (age 71) is a Director of Marion Capital Holdings, Inc. He is also an attorney at law based in Marion, Indiana, and has served as attorney for First Federal since 1965.

   John M. Dalton (age 62) is a Director of Marion Capital Holdings, Inc. and has served as its President since 1996. Prior to that, he served as Marion
Capital Holdings, Inc.'s Executive Vice President. He has also served as President of First Federal since 1996 and as Executive Vice President of First Marion Service Corporation in 1996. Mr. Dalton was the Executive Vice President of First Federal from 1983 to 1996.

     Merritt B. McVicker (age 77) was Chairman of the Board of Marion Captial Holdings, Inc. until his death in July 1996. He had also served as Chairman of First Federal since 1974, as President of First Marion since 1971 and became Chairman of First Marion Service Corporation in 1974.

   Jack O. Murrell (age 73) is a Director of Marion Capital Holdings, Inc. He has also served as President of Murrell and Keal, Inc. since 1958 (a retailer located in Marion, Indiana).

     George L. Thomas (age 79) is a Director of Marion Capital Holdings, Inc. He also served as Chairman of Foster-Forbes Glass Co., a division of the National Can Corporation, located in Marion, Indiana until his retirement in 1984.

     Larry G. Phillips (age 47) is Sr. Vice President, Secretary and Treasurer of Marion Capital Holdings, Inc. He has also served as Sr. Vice President and Treasurer of First Federal since 1996, as Secretary of First Federal since 1989, and as Secretary and Treasurer of First Marion since 1989. Mr. Phillips was Vice President and Treasurer of First Federal from 1983 to 1996.

     Tim D. Canode (age 51) has served as Vice President of Marion Capital Holdings, Inc. since 1996 and as Vice President of First Federal since 1983 and as Assistant Vice President of First Marion since 1983.

     Jacquelin Ann Noble (age 55) is Assistant Secretary and Assistant Treasurer of Marion Capital Holdings, Inc. She has served as Assistant Secretary and Assistant Treasurer of First Federal since 1967. She has also served as Assistant Secretary and Assistant Treasurer of First Marion since 1971.

   Steven L. Banks (age 46) was President and CEO of Fidelity Federal Savings Bank of Marion. On September 1, 1996 he assumed the duties of Executive Vice President of both Marion Capital Holdings, Inc. and First Federal, and will serve as a director of Marion Capital Holdings, Inc. and First Federal.

   Jerry D. McVicker (age 51) is Director of Operations for Marion Community Schools. On September 1, 1996, he assumed the duties of director of Marion Capital Holdings, Inc. and First Federal.

SHAREHOLDER INFORMATION


Market Information
     The common stock of Marion Capital Holdings, Inc. is traded on the National Association of Securities Dealers Automated Quotation System, National Market System, under the symbol "MARN," and is listed in the Wall Street Journal under the abbreviation "MarionCap." As of June 30, 1996, there were approximately 536 shareholders of record and MCHI estimates that, as of that date, there were an additional 1,000 in "street" name. The following table sets forth market price information for MCHI's common stock for the periods indicated.

Fiscal Quarter Ended                High          Low         Dividend Per Share
- --------------------                ----          ---         ------------------

September 30, 1994                $18.750       $15.750              $.15
December 31, 1994                  18.000        15.000               .15
March 31, 1995                     17.750        15.250               .15
June 30, 1995                      20.000        17.250               .18
September 30, 1995                 20.625        18.500               .18
December 31, 1995                  20.625        19.250               .18
March 31, 1996                     20.750        19.250               .18
June 30, 1996                      21.000        19.750               .20


Transfer Agent and Registrar                     General Counsel

     Fifth Third Bank                            Barnes & Thornburg
     38 Fountain Square                          1313 Merchants Bank Building
     Cincinnati, Ohio 45263                      11 South Meridian Street
                                                 Indianapolis, Indiana 46204

Shareholders and General Inquiries

     MCHI is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1996 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     Larry Phillips
     Sr. Vice President, Secretary and Treasurer
     Marion Capital Holdings, Inc.
     100 West Third Street
     Marion, Indiana 46952

Office Location                                 Branch Location
     100 West Third Street                           1045 South 13th Street
     Marion, Indiana 46952                           Decatur, Indiana 46733
     Telephone: (317) 664-0556                       Telephone: (219) 728-2106

                [LOGO]    FIRST FEDERAL
                          SAVINGS BANK
                          100 West Third Street, Marion, Indiana 46952
                          (317) 664-0556