Form 10-K, Exhibit 13
period 1999-06-30
MARION CAPITAL HOLDINGS INC
filed 1999-09-28
CIK 894372

TABLE OF CONTENTS

Description of Business................................................    Below
Message to Shareholders................................................        1
Selected Consolidated Financial Data...................................        2
Management's Discussion and Analysis...................................        3
Independent Auditor's Report...........................................       15
Consolidated Statement of Financial Condition..........................       16
Consolidated Statement of Income.......................................       17
Consolidated Statement of Shareholders' Equity.........................       18
Consolidated Statement of Cash Flows...................................       19
Notes to Consolidated Financial Statements.............................       20
Directors and Officers.................................................       43
Shareholder Information................................................       44



DESCRIPTION OF BUSINESS

Marion Capital Holdings, Inc. ("MCHI"), an Indiana corporation, became a unitary savings and loan holding company upon the conversion of First Federal Savings Bank of Marion ("First Federal" and, together with MCHI, the "Company") from a federally chartered mutual savings bank to a federally chartered stock savings bank in March, 1993. The Company conducts business from a single office in Marion, Grant County, Indiana, and First Federal has three branch offices--one in Decatur, Indiana (which will be sold to another financial institution in September, 1999), one inside the Wal-Mart Supercenter in Marion, Indiana and one in Gas City, Grant County, Indiana. First Federal is and historically has been among the top real estate mortgage lenders in Grant County and is the largest independent financial institution headquartered in Grant County. First Federal offers a variety of lending, deposit and other financial services to its retail and commercial customers. MCHI has no other business activity than being the holding company for First Federal, except that during the years ended June 30, 1997 and 1998, MCHI extended $3.0 million in loans, and during the year ended June 30, 1998, MCHI invested $650,000 into an insurance company affiliate. MCHI is the sole shareholder of First Federal.

To Our Shareholders,

         The fiscal year ended June 30, 1999, continued to be a strong financial year in growth and earnings for Marion Capital Holdings, Inc. as it completed its sixth full year of operations. In addition, First Federal Savings Bank of Marion, its wholly owned subsidiary, recently completed its 63rd year as a financial services provider.

         During the year, Total Assets grew $3,138,580 or 1.6%, Loans Receivable grew $1,649,018 or 1.0%, and Deposits increased by $7,671,800 or 5.7%. Our on-going commitment to the enhancement of shareholder value is reflected in a 5.4% increase in diluted earnings per share for the year, while continuing to pay shareholders an above industry average dividend.

         In the past year, the Corporation completed the repurchase of 292,500 shares of its outstanding stock at a cost of $6,890,894. While positively affecting the Return on Equity, such activity negatively impacts the Return on Assets, as the earnings on the cash used for the repurchase are sacrificed from earnings. Since the inception of the original repurchase plan in 1994, 1,129,018 outstanding shares have been retired at a total cost of $23,482,778.

         The investment in technology made in recent years to improve our delivery system, improve efficiency, and contain costs began to produce positive results. Automated teller machine (ATM) usage experienced a 20% increase and 1st Class Bankline (24 hour telephone banking) calls increased by 333% in the last fiscal year. It is our intention to continue the implementation of technological advances, whenever cost justified, for customer convenience and cost efficiencies. Such advances planned by calendar year end 1999 include the implementation of a Marketing Customer Information File (MCIF), a data base software program that compiles customer information, demographic data, historical and financial information to provide profitability analysis of products, services, branches and customer profiles.

         Given the world's increased reliance on technology, much attention has been focused on the Year 2000 Issue. Our staff has been working diligently to prepare for the next millennium. A Y2K Project Task Force was assigned the responsibility in early 1998 of coordinating, testing, and reporting on its findings regarding our operating systems and verifying the efforts of third-party vendors and major borrowers. The testing and validation of such operating systems, applications and hardware has been successfully completed using dates in the Year 2000 and beyond.

         Historically, and especially in 1998-99, one of our greatest achievements has been the ability to attract and retain customers in an increasingly changing and competitive environment. To meet some of the challenges of change within our industry, we have recently established a Commercial Loan Department staffed with experienced personnel and have employed an outside Mortgage Loan Consultant. Our entry into commercial lending affords us the opportunity to attain higher yields and develop new business relationships. The addition of an outside Mortgage Loan Consultant will provide us the ability to serve non-traditional markets and provide our loan portfolio geographical diversification with no fixed asset expenditures.

         It is now anticipated that the previously announced sale of the Decatur, Indiana branch of First Federal will be completed on September 3,1999. We feel this action will be accretive to future earnings.

         On behalf of the Corporation, we would like to thank our staff for their dedication and effort on a daily basis, our customers for allowing us the opportunity to be of service, and our shareholders for their continual support of our institution. It is a privilege to serve such a distinguished organization as ours.

Sincerely,



/s/ Steven L. Banks                                    /s/ John M. Dalton
Steven L. Banks                                        John M. Dalton
President & Chief Executive Officer                    Chairman of the Board

On April 1, 1999, Chairman John Dalton retired from active day-to-day management of the Holding Company and First Federal. It is with great appreciation for his contribution over the past 37 years that we all wish John health and happiness in a well deserved retirement. John will continue to provide valuable counsel and direction through his position as Chairman of the Board.

                                                            Sincerely,

                                                            /s/ Steven L. Banks

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

     The following selected consolidated financial data of MCHl and its subsidiaries is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.

                                                                                AT JUNE 30,
                                                          1999         1998      1997          1996           1995
                                                     -----------   ---------- -----------   -----------    ----------
                                                                              (In Thousands)
Summary of Financial Condition:
Total assets.........................................   $197,101     $193,963    $173,304      $177,767      $172,711
Loans, net...........................................    165,797      163,598     148,031       143,165       136,323
Loans held for sale..................................        327          877         ---           ---           ---
Cash and investment securities.......................     11,873       10,186      11,468        21,578        23,743
Real estate limited partnerships.....................      4,713        4,883       1,449         1,624         1,527
Deposits.............................................    142,087      134,415     121,770       126,260       120,613
Borrowings...........................................     18,774       17,319       8,229         6,241         6,963
Shareholders' equity.................................     31,744       37,657      39,066        41,511        41,864

                                                                            YEAR ENDED JUNE 30,
                                                          1999         1998        1997         1996          1995
                                                     -----------   ---------- -----------   -----------    ----------
                                                                              (In Thousands)
Summary of Operating Results:
Interest income...................................... $   14,981   $   14,333  $   13,733    $   13,740    $   12,786
Interest expense.....................................      7,656        7,093       6,707         6,853         5,922
                                                     -----------   ---------- -----------   -----------    ----------
   Net interest income...............................      7,325        7,240       7,026         6,887         6,864
Provision for losses on loans........................        227           59          58            34            68
                                                     -----------   ---------- -----------   -----------    ----------
   Net interest income after
     provision for losses on loans...................      7,098        7,181       6,968         6,853         6,796
                                                     -----------   ---------- -----------   -----------    ----------
Other income:
   Net loan servicing fees...........................         81           78          86            81            69
   Annuity and other commissions.....................        150          142         153           147           144
   Other income......................................        457          209         181            95            76
   Losses from limited partnerships..................       (171)        (200)       (305)         (193)         (185)
   Life insurance income and death benefits..........        272          175         808           117           108
                                                     -----------   ---------- -----------   -----------    ----------
      Total other income.............................        789          404         923           247           213
                                                     -----------   ---------- -----------   -----------    ----------
Other expense:
   Salaries and employee benefits....................      2,686        2,556       2,881         2,413         2,447
   Other.............................................      1,894        1,846       2,170         1,293         1,216
                                                     -----------   ---------- -----------   -----------    ----------
     Total other expense.............................      4,580        4,402       5,051         3,706         3,663
                                                     -----------   ---------- -----------   -----------    ----------
Income before income tax ............................      3,307        3,183       2,840         3,394         3,346
Income tax expense...................................      1,183          859         400           913           916
                                                     -----------   ---------- -----------   -----------    ----------
   Net Income........................................$     2,124   $    2,324 $     2,440   $     2,481    $    2,430
                                                     ===========   ========== ===========   ===========    ==========
Supplemental Data:
Basic earnings per share.............................$      1.38  $      1.32 $       1.35  $      1.27   $      1.18
Diluted earnings per share...........................       1.36         1.29         1.31         1.23          1.14
Book value per common share at end of year...........      22.28        22.16        22.09        21.47         21.08
Return on assets (1).................................       1.09%        1.25%        1.40%        1.41%          1.41%
Return on equity (2).................................       6.15         5.94         6.09         5.86           5.58
Interest rate spread (3).............................       3.42         3.37         3.21         3.01           3.20
Net yield on interest earning assets (4).............       4.12         4.28         4.29         4.17           4.28
Operating expenses to average assets (5).............       2.34         2.36         2.89         2.11           2.12
Net interest income to operating expenses (6)........       1.60x        1.64x        1.39x        1.86x          1.87x
Equity-to-assets at end of year (7)..................      16.11        19.41        22.54        23.35          24.24
Average equity to average total assets...............      17.63        21.00        22.89        24.09          25.27
Average interest-earning assets to average
   interest-bearing liabilities......................     116.21       121.82       126.34       127.93         129.08
Non-performing assets to total assets................       1.69         1.02          .81         1.07           1.13
Non-performing loans to total loans (8)..............       1.98         1.16          .94         1.18           1.27
Loan loss reserve to total loans (8).................       1.35         1.25         1.35         1.38           1.45
Loan loss reserve to non-performing loans............      68.24       107.71       143.98       117.07         114.87
Net charge-offs to average loans.....................        .03           ---         .02          .03            .08
Number of full service offices.......................       4            4            2            2              2


(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Interest rate spread is calculated by subtracting combincd weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(4)  Net interest income divided by average interest-earnings assets.
(5)  Other expense divided by average total assets.
(6)  Net interest income divided by other expense.
(7)  Total equity divided by assets.
(8)  Total loans include loans held for sale.

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

Asset/Liability Management

     First Federal is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short- and medium-term maturities, mature or reprice at different rates than its interest-earning assets. Although having liabilities that mature or reprice less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

     First Federal protects against problems arising in a falling interest rate environment by requiring interest rate minimums on its residential and commercial real estate adjustable-rate mortgages and against problems arising in a rising interest rate environment by having in excess of 85% of its mortgage loans with adjustable rate features. Management believes that these minimums, which establish floors below which the loan interest rate cannot decline, will continue to reduce its interest rate vulnerability in a declining interest rate environment. For the loans which do not adjust because of the interest rate minimums, there is an increased risk of prepayment.

     First Federal believes it is critical to manage the relationship between interest rates and the effect on its net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. First Federal manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in NPV, which is acceptable given certain interest rate changes.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below).

Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. As First Federal does not meet either of these requirements, it is not required to file Schedule CMR, although it does so voluntarily. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

     Presented below, as of June 30, 1999 and 1998, is an analysis performed by the OTS of First Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points. At June 30, 1999 and 1998, 2% of the present value of First Federal's assets were approximately $3.9 million and $3.8 million. Because the interest rate risk of a 200 basis point decrease in market rates (which was greater than the interest rate risk of a 200 basis point increase) was $1.8 million at June 30, 1999 and $.4 million at June 30, 1998, First Federal would not have been required to make a deduction from its total capital available to calculate its risk based capital requirement if it had been subject to the OTS's reporting requirements under this methodology.



                                                Interest Rate Risk As of June 30, 1999

         Change Net Portfolio Value                                 NPV as % of Present Value of Assets
     In Rates          $ Amount         $ Change            % Change           NPV Ratio                 Change
---------------------------------------------------------------------------------------------------------------
                                          (Dollars in thousands)
     + 300 bp *        $32,838            $(978)               (3)%              17.33%                     0  bp
     + 200 bp           33,941              125                 0                17.67                     34  bp
     + 100 bp           34,304              487                 1                17.68                     35  bp
         0 bp           33,816                                                   17.33
     - 100 bp           32,838             (978)               (3)               16.76                    (56) bp
     - 200 bp           32,053           (1,763)               (5)               16.28                   (105) bp
     - 300 bp           31,762           (2,054)               (6)               16.01                   (132) bp



                                                Interest Rate Risk As of June 30, 1998
         Change Net Portfolio Value                                 NPV as % of Present Value of Assets
     In Rates          $ Amount         $ Change            % Change           NPV Ratio                 Change
---------------------------------------------------------------------------------------------------------------
                                          (Dollars in thousands)
     + 300 bp *        $35,650            $(861)               (2)%              19.30%                     6  bp
     + 200 bp           36,521               10                 0                19.53                     30  bp
     + 100 bp           36,845              333                 1                19.52                     29  bp
         0 bp           36,511                                                   19.23
     - 100 bp           36,088             (424)               (1)                8.90                    (33) bp
     - 200 bp           36,072             (439)               (1)               18.74                    (49) bp
     - 300 bp           36,264             (247)               (1)               18.67                    (56) bp


*  Basis points.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Most of First Federal's adjustable-rate loans have interest rate minimums of at least 6.25% for residential loans and 8.25% for commercial real estate loans. Currently, originations of residential adjustable-rate mortgages have interest rate minimums of at least 6.25%. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase although First Federal does underwrite these mortgages at approximately 2.5% above the origination rate. The company considers all of these factors in monitoring its exposure to interest rate risk.

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

                                                                       Year Ended June 30,
                                          -------------------------------------------------------------------------------------
                                                     1999                          1998                        1997
                                          ----------------------------    -----------------------    --------------------------
                                                               Average                    Average                      Average
                                           Average             Yield/     Average          Yield/     Average           Yield/
                                           Balance  Interest    Cost      Balance Interest  Cost      Balance Interest   Cost
                                           -------  --------    ----      ------- --------  ----      ------- --------   ----
                                                                             (Dollars in Thousands)
Assets:
Interest-earning assets:
     Interest-earning deposits........  $    4,458  $  211     4.73%     $  4,020  $    287   7.14%   $  3,937 $    264    6.71%
     Investment securities............       3,690     230     6.23         5,739       333   5.80       9,517      528    5.55
     Loans (1)    ....................     168,542  14,448     8.57       158,212    13,627   8.61     149,170   12,862    8.62
     Stock in FHLB of Indianapolis....       1,141      92     8.06         1,067        86   8.06       1,002       79    7.88
                                          --------  ------               --------   -------           --------  -------
        Total interest-earning assets.     177,831  14,981     8.42       169,038    14,333   8.48     163,626   13,733    8.39
Non-interest earning assets...........      17,904     ---                 17,257       ---             11,153      ---
                                          --------  ------               --------   -------           --------  -------
       Total assets...................    $195,735  14,981               $186,295    14,333           $174,779   13,733
                                          ========  ------               ========   -------           ========  -------
Liabilities and shareholders' equity:
Interest-bearing liabilities:
     Savings accounts.................   $  15,663     402     2.57     $  15,983       447   2.80    $ 16,681      483    2.90
     NOW and money market accounts....      26,232     768     2.93        25,071       830   3.31      19,817      657    3.32
     Certificates of deposit..........      96,005   5,567     5.80        86,867     5,164   5.94      85,636    5,104    5.96
                                          --------  ------               --------   -------           --------  -------
        Total deposits................     137,900   6,737     4.89       127,921     6,441   5.04     122,134    6,244    5.11
     FHLB borrowings..................      15,132     919     6.07        10,840       652   6.01       7,382      463    6.27
     Other borrowings.................         ---     ---                    ---       ---                ---      ---
                                          --------  ------               --------   -------           --------  -------
       Total interest-
          bearing liabilities.........     153,032   7,656     5.00       138,761     7,093   5.11     129,516    6,707    5.18
Other liabilities ....................       8,187     ---                  8,409       ---              5,259      ---
                                          --------  ------               --------   -------           --------  -------
       Total liabilities..............     161,219     ---                147,170       ---            134,775      ---
Shareholders' equity..................      34,516     ---                 39,125       ---             40,004      ---
                                          --------  ------               --------   -------           --------  -------
       Total liabilities and
         shareholders' equity.........    $195,735   7,656               $186,295     7,093           $174,779    6,707
                                          ========  ------               ========   -------           ========  -------
Net interest-earning assets...........    $ 24,799                      $  30,277                     $ 34,110
Net interest income...................              $7,325                          $ 7,240                     $ 7,026
                                                    ======                          =======                     =======
Interest rate spread (2)..............                         3.42                           3.37                         3.21
Net yield on weighted average
     interest-earning assets (3)......                         4.12                           4.28                         4.29
Average interest-earning
     assets to average
     interest-bearing liabilities.....      116.21%                         121.82%                      126.34%
                                            ======                          ======                       ======

(1)      Average balances include loans held for sale and non-ac  crual loans.

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

                                                         At                         Year Ended June 30,
                                                    June 30, 1999        1999              1998             1997
                                                    -------------      -----------------------------------------
Weighted average interest rate earned on:
     Interest-earning deposits.................         5.32%           4.73%              7.14%            6.71%
     Investment securities.....................         6.42            6.23               5.80             5.55
     Loans (1)    .............................         8.33            8.57               8.61             8.62
     Stock in FHLB of Indianapolis.............         8.00            8.06               8.06             7.88
         Total interest-earning assets.........         8.18            8.42               8.48             8.39

Weighted average interest rate cost of:
     Savings accounts..........................         2.26            2.57               2.80             2.90
     NOW and money market accounts.............         2.80            2.93               3.31             3.32
     Certificates of deposit...................         5.59            5.80               5.94             5.96
     FHLB borrowings...........................         6.02            6.07               6.01             6.27
     Other borrowings..........................           ---             ---                ---              ---

         Total interest-bearing liabilities....         4.84            5.00               5.11             5.18

Interest rate spread (2).......................         3.34            3.42               3.37             3.21
Net yield on weighted average
     interest-earning assets (3)...............                         4.12               4.28             4.29


(1)    Average balances include loans held for sale and non-accrual loans.

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

(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at June 30, 1999, because the computation of net yield is applicable only over a period rather than at a specific date.

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

                                                               Increase (Decrease) in Net Interest Income
                                                        Total
                                                         Net                     Due to                    Due to
                                                       Change                     Rate                     Volume
                                                       ------                     ----                     ------
                                                                             (In Thousands)
Year ended June 30, 1999
compared to year
ended June 30, 1998
     Interest-earning assets:
         Interest-earning deposits...................$     (76)                   $ (105)                  $     29
         Investment securities.......................     (103)                       23                       (126)
         Loans.......................................      821                       (65)                       886
         Stock in FHLB of Indianapolis...............        6                       ---                          6
                                                       -------                  --------                    -------
           Total.....................................      648                      (147)                       795
                                                       -------                  --------                    -------
     Interest-bearing liabilities:
         Savings accounts............................      (45)                      (36)                        (9)
         NOW and money market accounts...............      (62)                      (99)                        37
         Certificates of deposit.....................      403                      (129)                       532
         FHLB advances...............................      267                         6                        261
                                                       -------                  --------                    -------
           Total.....................................      563                      (258)                       821
                                                       -------                  --------                    -------
     Change in net interest income...................$      85                   $   111                    $   (26)
                                                       =======                  ========                    =======

Year ended June 30, 1998
compared to year
ended June 30, 1997
     Interest-earning assets:
         Interest-earning deposits...................$      23                  $     17                  $       6
         Investment securities.......................     (195)                       23                       (218)
         Loans.......................................      765                       (14)                       779
         Stock in FHLB of Indianapolis...............        7                         2                          5
                                                       -------                  --------                    -------
           Total.....................................      600                        28                        572
                                                       -------                  --------                    -------
     Interest-bearing liabilities:
         Savings accounts............................      (36)                      (16)                       (20)
         NOW and money market accounts...............      173                        (1)                       174
         Certificates of deposit.....................       60                       (13)                        73
         FHLB advances...............................      189                       (20)                       209
                                                       -------                  --------                    -------
           Total.....................................      386                       (50)                       436
                                                       -------                  --------                    -------
     Change in net interest income...................  $   214                  $     78                    $   136
                                                       =======                  ========                    =======

Changes in Financial Position and Results of Operations for Year Ended June 30, 1999, Compared to June 30, 1998

         General. MCHI's total assets were $197.1 million at June 30, 1999, an increase of $3.1 million or 1.6% from June 30, 1998. During 1999, average interest-earning assets increased $8.8 million, or 5.2%, while average interest-bearing liabilities increased $14.3 million or 10.3%, compared to June 30, 1998. Cash and cash equivalents and investment securities increased $1.7 million, or 16.5%, primarily as a result of a slower growth in the loan portfolio. Net loans, including loans held for sale, increased $1.6 million, or 1.0%, primarily from originations of non-mortgage loans. Certain loans originated during the year were sold to other investors. All such loans were consummated at the time of origination of the loan, and at June 30, 1999, $327,000 of loans were held for sale pending settlement. There were $877,000 of loans in the portfolio held for sale at June 30, 1998. Deposits increased $7.7 million, to $142.1 million, or 5.7%, at June 30, 1999 from the amount reported last year.

         MCHI's net income for the year ended June 30, 1999 was $2.1 million, a decrease of $200,000, or 8.6% from the results for the year ended June 30, 1998. This decrease in net income resulted substantially from an increased effective tax rate from 27% to 36%. This increase in the effective tax rate was the result of the expiration of federal income tax credits generated from an investment in a limited partnership. These credits will resume in the upcoming year from another limited partnership investment. Net interest income increased $85,000, or 1.2% from the previous year. The provision for losses on loans was $227,000 for 1999 compared to $59,000 for 1998. Other income increased by $385,000 for 1999 over 1998.

         Interest Income. MCHI's total interest income for the year ended June 30, 1999 was $15.0 million, which was a 4.5% increase or $648,000, from interest income for the year ended June 30, 1998. A net volume increase in interest-earning assets accounts for this increase offset partially by rate decreases.

         Interest Expense. Total interest expense for the year ended June 30, 1999, was $7.7 million, which was an increase of $563,000, or 7.9% from interest expense for the year ended June 30, 1998. This increase resulted principally from an increase in interest-bearing liabilities while average interest costs declined from 5.11% to 5.00%.

         Provision for Losses on Loans. The provision for the year ended June 30, 1999, was $227,000, compared to $59,000 in 1998. The 1999 chargeoffs totaled $42,000, compared to the prior year net chargeoffs of $4,000. The ratio of the allowance for loan losses to total loans increased from 1.25% at June 30, 1998, to 1.35% at June 30, 1999. The ratio of allowance for loan losses to nonperforming loans decreased from 107.71% at June 30, 1998, to 68.24% at June 30, 1999 as a result of an increase in nonperforming loans, which were considered by management in increasing the 1999 provision and year end allowance. The 1999 provision and resulting level of the allowance for loan losses was determined, as for any period, based on the evaluation of nonperforming loans and other classified loans, changes in the composition of the loan portfolio with allowance allocations made by loan type, past loss experience, the amount of loans outstanding and current economic conditions.

         The allowance for loan losses is computed by assigning an estimated loss percentage to loans outstanding in each category of loans held in the portfolio. All categories of loans, including multi-family, commercial real estate and other commercial, and consumer loans, are assigned a higher percentage than single-family loans based on greater risk factors inherent in these types of loans. In addition to maintaining the allowance as a percentage of the outstanding loans in the portfolio, additional reserves are provided for nonperforming loans and other classified loans based on management's assessment of impairment, if any. Individual loans are specifically analyzed to determine an estimate of loss, and those specific allocations are then included as part of the loan loss allowance. Historically, MCHI has been able to minimize its losses on loans in relation to the allowance and loans outstanding. Management considers the allowance to be adequate and will continue to monitor the allowance for loan losses at least on a quarterly basis and adjust the provision accordingly to maintain the allowance for loan losses at the prescribed level.

         Other Income. MCHI's other income for the year ended June 30, 1999, totaled $789,000, compared to $404,000 for 1998, an increase of $385,000. This increase was due primarily to increased service charge income of $113,000 from changes in fee structure, increased gains on loan sales of $61,000 and increased income on life insurance maintained by MCHI of $96,000.

         Other Expenses. MCHI's other expenses for the year ended June 30, 1999, totaled $4.6 million, an increase of $178,000, or 4.1%, from the year ended June 30, 1998. Salaries and employee benefits expense increased $130,000 or 5.1% from the previous year. Operations for 1998 included $190,000 in foreclosed real estate expenses from operating a nursing home acquired as a result of a deed in lieu of foreclosure. Occupancy expense, equipment expense and data processing expense also increased as a result of MCHI adding the two new local locations and adding new technology and expanded product delivery systems.

         Income Tax Expense. Income tax expense for the year ended June 30, 1999, totaled $1,183,000, an increase of $324,000 over the expense recorded in1998 as low income housing credits decreased for 1999 compared to 1998. Low-income housing tax credits totaled $11,000 and $338,000 for the years ended June 30, 1999, and1998 respectively.

Changes in Financial Position and Results of Operations for Year Ended June 30, 1998, Compared to June 30, 1997

     General. MCHI's total assets were $194.0 million at June 30, 1998, an increase of $20.7 million or 11.9% from June 30, 1997. During 1998, average interest-earnings assets increased $5.4 million, or 3.3%, while average interest-bearing liabilities increased $9.2 million, or 7.1%, compared to June 30, 1997. Cash and cash equivalents and investment securities decreased $1.3 million, or 11.2%, primarily as a result of their use in funding increased loan originations. Net loans, including loans held for sale, increased $16.4 million, or 11.1%, primarily from originations of 1- 4 family real estate loans, and 1-4 family equity lending. Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 1998, $877,000 of loans were held for sale pending settlement. There were no loans in the portfolio held for sale at June 30, 1997. Deposits increased $12.6 million, to $134.4 million, or 10.4%, at June 30, 1998 from the amount reported last year. The increase in deposits is directly attributable to the acquisition of a new branch in Gas City, Indiana from NBD First Chicago Bank. The branch was acquired on December 5, 1997 and deposits, net of public funds, amounted to $11,045,017 on that date. In addition to acquiring the deposits, the Company also acquired the branch facilities and equipment and retained the existing staff. The deposits and intangibles were acquired at a premium of $865,710.

     MCHI's net income for the year ended June 30, 1998 was $2.3 million, a decrease of $116,000, or 4.8% from the results for the year ended June 30, 1997. Net interest income increased $214,000, or 3.0%, from the previous year, and provision for losses on loans in the amount of $59,000 increasd $1,000 from that recorded in 1997.

     Salaries and employee benefits expense decreased from the prior year since the Company recorded the expenses related to certain benefit programs in 1997 upon the death of a key employee. These additional expenses were offset by the proceeds from key man insurance in 1997. During 1998, the Company incurred an increase in foreclosed real estate expenses from operating a nursing home acquired as a result of a deed in lieu of foreclosure. Occupancy expense, equipment expense, and data processing expense also increased as a result of the Company adding the two new local locations.

     Interest Income. MCHI's total interest income for the year ended June 30, 1998 was $14.3 million, which was a 4.4% increase, or $600,000, from interest income for the year ended June 30, 1997.

     Interest Expense. Total interest expense for the year ended June 30, 1998, was $7.1 million, which was an increase of $386,000, or 5.8% from interest expense for the year ended June 30, 1997. This increase resulted principally from an increase in interest-bearing liabilities while average interest costs remained relatively unchanged.

     Provision for Losses on Loans. The provision for the year ended June 30, 1998, was $59,000, compared to $58,000 in 1997. The 1998 chargeoffs net of recoveries totaled $4,000, compared to the prior year of $35,000. The ratio of the allowance for loan losses to total loans decreased from 1.35% at June 30, 1997 to 1.25% at June 30, 1998, and the ratio of allowance for loan losses to nonperforming loans decreased from 143.98% at June 30, 1997, to 107.71% at June

30, 1998. The allowance was increased from $2,032,000 at June 30, 1997 to $2,087,000 at June 30, 1998. In determining the provision for loan losses for the years ended June 30, 1998 and 1997 and the resulting level of the allowance, MCHI considered past loss experience, changes in the composition of the loan portfolio, the level of and losses estimated on nonperforming loans and the current condition and amount of loans outstanding.

     Other Income. MCHI's other income for the year ended June 30, 1998, totaled $404,000, compared to $923,000 for 1997, a decrease of $519,000. This decrease was due primarily to a $633,000 decrease in life insurance income and death benefits. During the year ended June 30, 1997, the Company received death benefit proceeds from key man life insurance policies in excess of cash surrender value of the policies.

     Other Expenses. MCHI's other expenses for the year ended June 30, 1998, totaled $4.4 million, a decrease of $649,000, or 12.8%, from the year ended June 30, 1997. This decrease is directly attributable to the signing of the Omnibus Appropriations Bill September 30, 1996 which imposed a FDIC special assessment for all institutions with SAIF-insured deposits. This special assessment was recorded for the year ended in 1997. SAIF insured institutions, like the Company, are benefiting from a reduction of FDIC premiums which began January 1, 1997 and should have a positive effect on future earnings.

     Income Tax Expense. Income tax expense for the year ended June 30, 1998, totaled $859,000, an increase of $459,000 from the expense recorded in 1997. Tax expense on earnings was offset by certain low-income housing tax credits which totaled $338,000 and $423,000 for the years ended June 30, 1998 and 1997, respectively. During the year ended June 30, 1997, income before income tax decreased, and additional tax free income from an increase in cash value of life insurance and death benefits was recorded. As a result, the effective tax expense for the Company was reduced.

Liquidity and Capital Resources

     The Company's primary source of funds is its deposits. To a lesser extent, the Company has also relied upon loan payments and payoffs and Federal Home Loan Bank ("FHLB") advances as sources of funds. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly, being influenced by interest rates, general economic conditions and competition. First Federal attempts to price its deposits to meet its asset/liability management objectives consistent with local market conditions. First Federal's access to FHLB advances is limited to approximately 62% of First Federal's available collateral. At June 30, 1999, such available collateral totaled $99.5 million. Based on existing FHLB lending policies, the Company could have obtained approximately $41.9 million in additional advances.

     First Federal's deposits have remained relatively stable, with balances between $142 and $122 million, for the three years in the period ended June 30, 1999. The percentage of IRA deposits to total deposits has decreased from 23.1% ($29.1 million) at June 30, 1996, to 22.1% ($31.4 million) at June 30, 1999.
During the same period, deposits in withdrawable accounts have increased from 26.2% ($33.1 million) of total deposits at June 30, 1996, to 29.3% ($41.6 million) at June 30, 1999. This change in deposit composition has not had a significant effect on First Federal's liquidity. The impact on results of operations from this change in deposit composition has been a reduction in interest expense on deposits due to a decrease in the average cost of funds. It is estimated that yields and net interest margin would increase in periods of moderately rising interest rates since short-term assets reprice more rapidly than short-term liabilities. In periods of falling interest rates, little change in yields or net interest margin is expected since First Federal has interest rate minimums on a significant portion of its interest-earning assets.

     Federal regulations require First Federal to maintain minimum levels of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of mutual funds and certain corporate debt securities and commercial paper) equal to an amount not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to an amount within the range of 4% to 10% depending upon economic conditions and savings flows of member institutions. The OTS recently lowered the level of liquid assets that must be held by a savings association from 5% to 4% of the association's net withdrawable accounts plus short-term borrowings based upon the average daily balance of such liquid assets for each quarter of the association's fiscal year. First Federal has historically maintained its liquidity ratio at a level in excess of that required. At June 30, 1999, First Federal's liquidity ratio was 8.4% and has averaged 9.4% over the past three years.

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

     Cash flows for the Company are of three major types. Cash flow from operating activities consists primarily of net income. Investing activities generate cash flows through the origination and principal collections on loans as well as the purchases and maturities of investments. The Gas City branch acquisition generated $11.9 million in cash flows for 1998. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the three years in the period ended June 30, 1999:

                                                                 Year Ended June 30,
                                                       1999             1998              1997
                                                      ------          --------          -------
                                                                   (In Thousands)
Operating activites...........................        $3,069          $  1,436           $2,149
                                                      ------          --------          -------
Investing activities:
     Investment purchases.....................           ---              (737)          (6,191)
     Investment maturities....................         2,003             2,844           12,242
     Net change in loans......................        (2,164)          (15,375)          (4,687)
     Cash received in branch acquisition......           ---            11,873              ---
     Other investing activities...............          (297)              134              275
                                                      ------          --------          -------
                                                        (458)           (1,261)           1,639
                                                      ------          --------          -------
Financing activities:
     Deposit increases (decreases)............         7,672              (220)          (4,490)
     Borrowings...............................         4,267            10,656            5,000
     Payments on borrowings...................        (2,811)           (5,201)          (3,012)
     Repurchase of common stock...............        (6,891)           (2,707)          (3,998)
     Dividends paid...........................        (1,346)           (1,557)          (1,495)
     Other financing activities...............           216               366              309
                                                      ------          --------          -------
                                                       1,107             1,337           (7,686)
                                                      ------          --------          -------
Net change in cash and cash equivalents.......        $3,718          $  1,512          $(3,898)
                                                      ======          ========          =======


      Loan sales during the periods are predominantly from the origination of commercial real estate loans where the principal balance in excess of the Company's retained amount is sold to a participating financial institution. These investors are obtained prior to the origination of the loan and the sale of participating interests does not result in any gain or loss to the Company. One-to-four residential mortgage loans are also originated and sold in the secondary market.

     The Company considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Company anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and long-term liabilities. At June 30, 1999, the Company had outstanding commitments to originate mortgage loans of $1.7 million and other loan commitments of $5.4 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1999, totalled $66.6 million. Based upon historical deposit flow data, the Company's competitive pricing in its market and management's experience, management believes that a significant portion of such deposits will remain with the Company. At June 30, 1999, the Company had $.7 million of FHLB advances which mature in one year or less.

     Since First Federal's conversion in March 1993, MCHI has paid quarterly dividends in each quarter, amounting to $.125 for each of the first four quarters, $.15 per share for each of the second four quarters, $.18 per share for each of the third four quarters, $.20 per share for each of the fourth four quarters, and $.22 in each quarter thereafter through June 30, 1999.

     During the year ended June 30, 1999, MCHI repurchased 292,550 shares of common stock in the open market at an average cost of $23.55, or approximately 106% of average book value. This repurchase amounted to 17.2% of the outstanding stock. During the year ended June 30, 1998, MCHI repurchased 96,979 shares of common stock in the open market at an average cost of $27.91, or approximately
126.4% of average book value. This repurchase amounted to 5.5% of the outstanding stock. These open-market purchases are intended to enhance the book value per share and enhance potential for growth in earnings per share. During the past five years, MCHI has reduced its capital ratio from 25.96% at June 30, 1994, to 16.11% at June 30, 1999. At the same time, the liquidity ratio has been reduced from 26.3% at June 30, 1994, to 8.4% at June 30, 1999. Although these repurchases have reduced the liquidity ratios, MCHI still maintains an adequate level of liquid assets averaging 9.4% over the past three years in view of current OTS requirements of 5%. By completing these repurchase programs, MCHI has been able to reduce its excess liquidity position and also its excess capital position to become better leveraged. Prior to each repurchase program that is initiated by the Board of Directors, a thorough evaluation analysis is performed to determine that the cash repuchase program would not adversely affect the liquidity demands that may arise in the normal operation of MCHI.

     First Federal has entered into agreements with certain officers and directors which provide that, upon their death, their beneficiaries will be entitled to receive certain benefits. These benefits are to be funded primarily by the proceeds of insurance policies owned by First Federal on the lives of the officers and directors. If the insurance companies issuing the policies are not able to perform under the contracts at the dates of death of the officers or directors, there would be an adverse effect on the Company's operating results, financial condition and liquidity. Under currently effective capital regulations, savings associations currently must meet a 3.0% or 4.0% core capital requirement and a total risk-based capital to risk-weighted assets ratio of 8.0%. At June 30, 1999, First Federal's core capital ratio was 14.4% and its total risk-based capital to risk-weighted assets ratio was 22.6%. Therefore, First Federal's capital significantly exceeds all of the capital requirements currently in effect.

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

Year 2000 Issue

     The Company's lending and deposit activities, like those of most financial institutions, depend significantly upon computer systems. The Company is addressing the potential problems associated with the possibility that the computers which control its systems, facilities and infrastructure may not be programmed to read four-digit date codes. This could cause some computer applications to be unable to recognize the change from the year 1999 to the year 2000, which would cause computer systems to generate erroneous data or to fail.

     Management recognizes the possibility of certain risks associated with Year 2000 and is continuing to evaluate appropriate courses of corrective action. As of June 30, 1999, the Company has completed an inventory of all hardware and software systems and has made all mission critical classifications. The Company has implemented both an employee awareness program and a customer awareness program aimed at educating people about the efforts being made by the Company as well as bank regulators regarding the Year 2000 issue.

     The Company's data processing is performed primarily by a third party servicer. In November, 1998, the Company began testing the systems of its primary service provider. Such testing was continued and completed the quarter ended March 31, 1999. The results from these extensive tests disclosed no significant weakness or problems in processing and operating beyond December 31, 1999.

     The Company also uses software and hardware which are covered under maintenance agreements with third party vendors. Consequently, the Company is dependent on these vendors to conduct its business. The Company has contacted each vendor to request time tables for Year 2000 compliance and the expected costs, if any, to be passed along to the Company. Most of the Company's vendors have provided responses as to where they stand regarding Year 2000 readiness. Those who have not responded to the Company's status requests are being contacted again. Depending on the responses received from the third party vendors, the Company will make decisions as to whether to continue those relationships or to search for new providers of those services.

     In addition to possible expenses related to the Company's own systems and those of its service providers, the Company could be affected by the Year 2000 problems affecting any of its depositors or borrowers. Such problems could include delayed loan payments due to Year 2000 problems affecting the borrower. Selected borrowers were sent questionnaires to assess their readiness. Those who did not respond to the initial inquiry have been sent a second request. The Company is still in the process of collecting that information.

     The Company has completed a Year 2000 Business Continuity Plan which addresses the ability to continue operations in the event of power or telecommunication outages. Although complete, the Year 2000 Committee will systematically monitor the Plan and make changes where necessary.

     Costs associated with Year 2000 issues were less than the $50,000 budgeted for fiscal 1999. Although management believes it is taking the necessary steps to address the Year 2000 compliance issue, no assurances can be given that some problems will not occur or that the Company will not incur additional expenses in future periods. Amounts expensed in fiscal 1998 and 1997 were immaterial.

New Accounting Pronouncements

     Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards ("SFAS") No. 133 requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

     o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

     o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

     o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

     The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

     SFAS No. 133 amends SFAS No. 52 and supercedes SFAS Nos. 80, 105, and 119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

     SFAS No. 133 was to be effective for all fiscal years beginning after June 15, 1999. The implementation date was deferred, and SFAS No. 133 will now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

     Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 establishes accounting standards for certain activities of mortgage banking enterprises and for other enterprises with similar mortgage operations. This Statement amends SFAS No. 65.

     SFAS No. 65, as previously amended by SFAS Nos. 115 and 125, required a mortgage banking enterprise to classify a mortgage-backed security as a trading security following the securitization of the mortgage loan held for sale. This Statement further amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed security or other retained interests based on the entity's ability and intent to sell or hold those investments.

     The determination of the appropriate classification for securities retained after the securitization of mortgage loans by a mortgage banking enterprise now conforms to SFAS No. 115. The only requirement the new SFAS No. 134 adds is that if an entity has a sales commitment in place, the security must be classified into trading.

     This Statement is effective for the first fiscal quarter beginning after December 15, 1998. On the date this Statement is initially applied, an entity may reclassify mortgage-backed securities and other beneficial interest retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place. Those securities and other interest shall be classified based on the entity's present ability and intent to hold the investments.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements
                             June 30, 1999 and 1998

                          Independent Auditor's Report





Board of Directors
Marion Capital Holdings, Inc.
Marion, Indiana


We have audited the accompanying consolidated statement of financial condition of Marion Capital Holdings, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Marion Capital Holdings, Inc. and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.


Olive LLP


/s/ Olive LLP
Indianapolis, Indiana
July 23, 1999

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                  Consolidated Statement of Financial Condition



June 30                                                               1999              1998
-----------------------------------------------------------------------------------------------
Assets
   Cash                                                          $  2,225,804      $  3,211,191
   Short-term interest-bearing deposits                             6,626,884         1,923,573
                                                               ---------------------------------
         Total cash and cash equivalents                            8,852,688         5,134,764
   Investment securities
     Available for sale                                             3,020,000         3,048,751
     Held to maturity (fair value of $2,002,000)                                      2,002,917
                                                               ---------------------------------
         Total investment securities                                3,020,000         5,051,668
   Loans held for sale                                                326,901           877,309
   Loans, net of allowance for loan losses of
     $2,271,701 and $2,087,412                                    165,797,406       163,597,980
   Premises and equipment                                           2,008,157         1,928,772
   Federal Home Loan Bank of Indianapolis stock, at cost            1,163,600         1,134,400
   Cash value of life insurance                                     5,887,166         5,615,666
   Investment in limited partnerships                               4,712,675         4,883,175
   Other assets                                                     5,332,896         5,739,175
                                                               ---------------------------------
         Total assets                                            $197,101,489      $193,962,909
                                                               =================================
Liabilities
   Deposits                                                      $142,087,269      $134,415,469
   Borrowings                                                      18,774,076        17,318,708
   Other liabilities                                                4,496,577         4,572,105
                                                               ---------------------------------
         Total liabilities                                        165,357,922       156,306,282
                                                               ---------------------------------
   Commitments and contingent liabilities
Shareholders' Equity
   Preferred stock
     Authorized and unissued--2,000,000 shares
   Common stock, without par value
     Authorized--5,000,000 shares
     Issued and outstanding--1,424,550 and 1,699,307 shares         8,001,048         7,785,191
   Retained earnings                                               23,728,895        29,841,104
   Accumulated other comprehensive income                              13,624            30,332
                                                               ---------------------------------
         Total shareholders' equity                                31,743,567        37,656,627
                                                               ---------------------------------
         Total liabilities and shareholders' equity              $197,101,489      $193,962,909
                                                               =================================

See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                        Consolidated Statement of Income



Year Ended June 30                                                    1999                1998             1997
--------------------------------------------------------------------------------------------------------------------
Interest Income
   Loans                                                             $14,447,985      $13,627,462       $12,862,390
   Investment securities                                                 230,054          332,864           528,070
   Deposits with financial institutions                                  211,059          286,565           263,806
   Dividend income                                                        91,407           86,124            78,585
                                                                 ----------------------------------------------------
         Total interest income                                        14,980,505       14,333,015        13,732,851
                                                                 ----------------------------------------------------

Interest Expense
   Deposits                                                            6,736,962        6,440,939         6,243,723
   Borrowings                                                            918,674          651,859           463,288
                                                                 ----------------------------------------------------
         Total interest expense                                        7,655,636        7,092,798         6,707,011
                                                                 ----------------------------------------------------

Net Interest Income                                                    7,324,869        7,240,217         7,025,840
   Provision for loan losses                                             227,184           59,223            58,156
                                                                 ----------------------------------------------------

Net Interest Income After Provision for Loan Losses                    7,097,685        7,180,994         6,967,684
                                                                 ----------------------------------------------------

Other Income
   Net loan servicing fees                                                81,732           78,063            85,837
   Annuity and other commissions                                         150,272          141,717           153,464
   Losses from limited partnerships                                     (170,500)        (200,100)         (305,000)
   Service charges on deposit accounts                                   240,547          127,739            62,139
   Net gains on loan sales                                                83,855           22,962            45,630
   Life insurance income and death benefits                              271,500          175,043           808,424
   Other income                                                          131,371           58,185            73,492
                                                                 ----------------------------------------------------
         Total other income                                              788,777          403,609           923,986
                                                                 ----------------------------------------------------

Other Expenses
   Salaries and employee benefits                                      2,686,330        2,555,869         2,880,969
   Net occupancy expenses                                                269,719          246,544           168,666
   Equipment expenses                                                    133,697           98,923            61,011
   Deposit insurance expense                                             131,746          128,868           996,303
   Foreclosed real estate expenses and losses (gains), net                (3,582)         190,199           (21,054)
   Data processing expense                                               313,528          226,936           147,720
   Advertising                                                           112,760          156,208           153,685
   Other expenses                                                        935,603          797,968           663,794
                                                                 ----------------------------------------------------
         Total other expenses                                          4,579,801        4,401,515         5,051,094
                                                                 ----------------------------------------------------

Income Before Income Tax                                               3,306,661        3,183,088         2,840,576
   Income tax expense                                                  1,182,235          858,755           400,382
                                                                 ----------------------------------------------------

Net Income                                                          $  2,124,426     $  2,324,333       $ 2,440,194
                                                                 ====================================================
Basic Earnings Per Share                                                   $1.38            $1.32             $1.35
                                                                 ====================================================
Diluted Earnings Per Share                                                 $1.36            $1.29             $1.31
                                                                 ====================================================


See notes to consolidated financial statements.

                 Marion Capital Holdings, Inc. and Subsidiaries
                 Consolidated Statement of Shareholders' Equity



                                                  Common Stock             Comprehensive      Retained         Unearned
                                             Shares            Amount         Income          Earnings       Compensation
---------------------------------------------------------------------------------------------------------------------------
Balances, July 1, 1996                     1,933,613        $13,814,937                    $28,128,458       $ (432,202)
   Comprehensive income
     Net income                                                              $2,440,194      2,440,194
     Unrealized losses on securities                                             (1,842)
                                                                             -----------
                                                                             $2,438,352
                                                                             ===========
   Cash dividends ($.82 per share)                                                          (1,494,597)
   Repurchase of common stock               (188,887)        (3,998,270)
   Exercise of stock options                  23,373            176,210
   Amortization of unearned
     compensation expense                                                                                       299,562
   Tax benefit of stock options
     exercised and RRP                                          133,488
                                        ---------------------------------                  --------------------------------
Balances, June 30, 1997                    1,768,099         10,126,365                     29,074,055         (132,640)
   Comprehensive income
     Net income                                                              $2,324,333      2,324,333
     Unrealized gains on securities                                              32,293
                                                                             -----------
                                                                             $2,356,626
                                                                             ===========
   Cash dividends ($.88 per share)                                                          (1,557,284)
   Repurchase of common stock                (96,979)        (2,706,834)
   Exercise of stock options                  28,187            176,126
   Amortization of unearned
       compensation expense                                                                                     132,640
   Tax benefit of stock options
     exercised and RRP                                          189,534
                                        ---------------------------------                  --------------------------------
Balances, June 30, 1998                    1,699,307          7,785,191                     29,841,104                0
   Comprehensive income
     Net income                                                              $2,124,426      2,124,426
     Unrealized losses on securities                                            (16,708)
                                                                             -----------
                                                                             $2,107,718
                                                                             ===========
   Cash dividends ($.88 per share)                                                          (1,345,651)
   Repurchase of common stock               (292,550)                                       (6,890,984)
   Exercise of stock options                  17,793            108,875
   Tax benefit of stock options
     exercised and RRP                                          106,982
                                        ---------------------------------                  --------------------------------

Balances, June 30, 1999                    1,424,550       $  8,001,048                    $23,728,895     $          0
                                        =================================                  ================================

                                            Accumulated Other
                                             Comprehensive
                                             Income (Loss)         Total
---------------------------------------------------------------------------
Balances, July 1, 1996                       $    (119)        $41,511,074
   Comprehensive income
     Net income                                                  2,440,194
     Unrealized losses on securities            (1,842)             (1,842)



   Cash dividends ($.82 per share)                              (1,494,597)
   Repurchase of common stock                                   (3,998,270)
   Exercise of stock options                                       176,210
   Amortization of unearned
     compensation expense                                          299,562
   Tax benefit of stock options
     exercised and RRP                                             133,488
                                        -----------------------------------
Balances, June 30, 1997                         (1,961)         39,065,819
   Comprehensive income
     Net income                                                  2,324,333
     Unrealized gains on securities             32,293              32,293



   Cash dividends ($.88 per share)                              (1,557,284)
   Repurchase of common stock                                   (2,706,834)
   Exercise of stock options                                       176,126
   Amortization of unearned
       compensation expense                                        132,640
   Tax benefit of stock options
     exercised and RRP                                             189,534
                                        -----------------------------------
Balances, June 30, 1998                         30,332          37,656,627
   Comprehensive income
     Net income                                                  2,124,426
     Unrealized losses on securities           (16,708)            (16,708)



   Cash dividends ($.88 per share)                              (1,345,651)
   Repurchase of common stock                                   (6,890,984)
   Exercise of stock options                                       108,875
   Tax benefit of stock options
     exercised and RRP                                             106,982
                                        -----------------------------------

Balances, June 30, 1999                        $13,624         $31,743,567
                                        ===================================


See notes to consolidated financial statements.


                  MARION CAPITAL HOLDINGS, INC AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows



Year Ended June 30                                                  1999              1998              1997
---------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                    $2,124,426        $2,324,333       $2,440,194
   Adjustments to reconcile net income to net cash
     provided by operating activities
     Provision for loan losses                                      227,184            59,223           58,156
     Adjustment for losses of foreclosed real estate                                  (27,325)         (31,898)
     Losses from limited partnerships                               170,500           200,100          305,000
     Amortization of net loan origination fees                     (232,036)         (194,372)        (262,833)
     Depreciation                                                   183,292           133,743           83,968
     Amortization of unearned compensation                                            132,640          299,562
     Amortization of core deposits and goodwill                     104,006            63,124
     Loans sold gains                                               (83,855)          (22,962)         (45,630)
     Deferred income tax                                            235,357           (55,341)        (465,185)
     Origination of loans for sale                               (8,402,745)       (5,749,103)      (7,208,207)
     Proceeds from sale of loans                                  8,953,153         4,871,794        7,208,207
     Changes in
       Interest receivable                                           77,633          (258,702)        (150,548)
       Interest payable and other liabilities                       (64,569)          314,647          484,884
       Cash value of life insurance                                (271,500)         (175,043)        (808,424)
       Prepaid expense and other assets                              53,363          (146,037)          63,485
       Other                                                         (4,669)          (34,643)         (48,177)
                                                              -------------------------------------------------
       Net cash provided by operating activities                  3,069,540         1,436,076        1,922,554
                                                              -------------------------------------------------

Investing Activities
   Purchase of securities available for sale                                                        (5,002,125)
   Proceeds from maturities of securities available for sale                                         3,000,000
   Purchase of securities held to maturity                                                          (1,000,000)
   Proceeds from maturities of securities held to maturity        2,002,770         2,843,964        9,241,819
   Contribution to limited partnership                                                                (130,000)
   Net changes in loans                                          (2,164,099)      (15,375,499)      (4,459,652)
   Proceeds from real estate owned sales                                                                30,722
   Purchase of FHLB stock                                           (29,200)          (87,100)         (58,900)
   Purchase of premises and equipment                              (267,477)         (419,583)        (158,324)
   Proceeds from life insurance                                                       553,793        1,261,987
   Premiums paid on life insurance                                                                    (860,000)
   Investment in insurance company                                                   (650,000)
   Cash received in branch acquisition                                             11,873,327
                                                              -------------------------------------------------
       Net cash provided (used) by investing activities            (458,006)       (1,261,098)       1,865,527
                                                              -------------------------------------------------

Financing Activities
   Net change in
     Interest-bearing demand and savings deposits                (2,183,283)        1,325,530       (1,461,116)
     Certificates of deposit                                      9,855,083        (1,545,351)      (3,028,881)
   Proceeds from Federal Home Loan Bank advances                  4,266,580        10,656,000        5,000,000
   Repayment of borrowings                                       (2,811,212)       (5,200,674)      (3,012,498)
   Dividends paid                                                (1,345,651)       (1,557,284)      (1,494,597)
   Exercise of stock options                                        215,857           365,660          309,697
   Repurchase of common stock                                    (6,890,984)       (2,706,834)      (3,998,270)
                                                              -------------------------------------------------
       Net cash provided (used) by financing activities           1,106,390         1,337,047       (7,685,665)
                                                              -------------------------------------------------
Net Change in Cash and Cash Equivalents                           3,717,924         1,512,025       (3,897,584)
Cash and Cash Equivalents, Beginning of Year                      5,134,764         3,622,739        7,520,323
                                                              -------------------------------------------------
Cash and Cash Equivalents, End of Year                           $8,852,688        $5,134,764       $3,622,739
                                                              =================================================
Additional Cash Flows and Supplementary Information
   Interest paid                                                 $7,338,583        $7,034,447       $6,704,766
   Income tax paid                                                  845,000           856,139          676,345
   Loan balances transferred to foreclosed real estate                              1,137,759          119,002
   Loans to finance the sale of foreclosed real estate                              1,171,881          321,023
   Loan payable to limited partnership                                              3,634,406


See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

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

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

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

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. All loans including nonperforming loans are reviewed for impairment. Loans whose payments have insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Collateralized and noncollateralized consumer loans after 180 and 120 days of delinquency, respectively, are charged off. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. A loan is transferred to nonaccrual status after 90 days of delinquency. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)




Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for real estate losses. All subsequent activity is included in current operations. Realized gains and losses are recorded upon the sale of real estate, with gains deferred and recognized on the installment method for sales not qualifying for the full accrual method.

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

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1999, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Intangible assets are being amortized on an accelerated basis over fifteen years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Stock options are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

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

Earnings per share have been computed based upon the weighted average common and potential common shares outstanding during each year.


Note 2 -- Investment Securities


                                                                                  1999
                                                    ----------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
June 30                                                 Cost             Gains            Losses            Value
--------------------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies                                    $2,997             $23                                $3,020
                                                    ----------------------------------------------------------------

       Total investment securities                     $2,997             $23                $0              $3,020
                                                    ================================================================



                                                                                  1998
                                                    ----------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
June 30                                                 Cost             Gains            Losses            Value
--------------------------------------------------------------------------------------------------------------------
Available for sale
    Federal agencies                                   $2,999             $50                                $3,049
                                                    ----------------------------------------------------------------
Held to maturity
    U. S. Treasury                                      1,000                                $1                 999
    Federal agencies                                    1,000                                                 1,000
    Mortgage-backed securities                              3                                                     3
                                                    ----------------------------------------------------------------
       Total held to maturity                           2,003                                 1               2,002
                                                    ----------------------------------------------------------------

       Total investment securities                     $5,002             $50                $1              $5,051
                                                    ================================================================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity and available for sale at June 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            1999
                                          --------------------------------------
                                                     Available for sale
                                          --------------------------------------
                                              Amortized                 Fair
Maturity Distribution at June 30                Cost                    Value
--------------------------------------------------------------------------------
Within one year                                $1,001                   $1,001
One to five years                               1,996                    2,019
                                          --------------------------------------

   Totals                                      $2,997                   $3,020
                                          ======================================

Note 3 -- Loans and Allowance

June 30                                        1999                    1998
--------------------------------------------------------------------------------
Real estate mortgage loans
   One-to-four family                        $105,177                 $106,215
   Multi-family                                 9,295                   11,014
   Commercial real estate                      32,918                   31,857
Real estate construction loans                  6,332                    7,284
Commercial                                     10,914                    8,511
Consumer loans                                  6,899                    4,767
                                          --------------------------------------
                                              171,535                  169,648

Undisbursed portion of loans                   (3,196)                  (3,663)
Deferred loan fees                               (270)                    (300)
Allowance for loan losses                      (2,272)                  (2,087)
                                          --------------------------------------

     Total loans, net of allowance           $165,797                 $163,598
                                          ======================================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)



Information on impaired loans is summarized below.

June 30                                                                           1999                       1998
--------------------------------------------------------------------------------------------------------------------
Impaired loans with an allowance                                                  $1,585

Impaired loans for which the discounted cash flows
   or collateral value exceeds the carrying value of the loan                        615                    $   466
                                                                                ------------------------------------
         Total impaired loans                                                     $2,200                    $   466
                                                                                ====================================


Allowance for impaired loans
(included in the Company's allowance for loan losses)                            $   409


Year Ended June 30                                                                1999                       1998
--------------------------------------------------------------------------------------------------------------------
Average balance of impaired loans                                                 $1,622                    $   178

Interest income recognized on impaired loans                                          77                         15

Cash-basis interest included above                                                    77                         15


                                                        1999                      1998                       1997
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
   Balances, July 1                                    $2,087                     $2,032                     $2,009
   Provision for losses                                   227                         59                         58
   Recoveries on loans                                                                18
   Loans charged off                                      (42)                       (22)                       (35)
                                                       -------------------------------------------------------------
   Balances, June 30                                   $2,272                     $2,087                     $2,032
                                                       =============================================================




Note 4 -- Premises and Equipment

June 30                                                                           1999                       1998
--------------------------------------------------------------------------------------------------------------------
Land                                                                             $   654                    $   654
Buildings and land improvements                                                    1,719                      1,604
Leasehold improvements                                                               192                        192
Furniture and equipment                                                              714                        636
                                                                                ------------------------------------
         Total cost                                                                3,279                      3,086
Accumulated depreciation                                                          (1,271)                    (1,157)
                                                                                ------------------------------------
         Net                                                                      $2,008                     $1,929
                                                                                ====================================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 5 -- Other Assets and Other Liabilities

June 30                                                              1999                    1998
------------------------------------------------------------------------------------------------------
Other assets
   Interest receivable
     Investment securities                                         $     46                 $     73
     Loans                                                              928                      978
   Foreclosed assets                                                                              31
   Deferred income tax asset                                          2,597                    2,821
   Investment in insurance company                                      675                      650
   Core deposit intangibles and goodwill                                698                      803
   Prepaid expenses and other                                           389                      383
                                                              ----------------------------------------
         Total                                                       $5,333                   $5,739
                                                              ========================================

Other liabilities
   Interest payable
     Deposits                                                       $   103                  $   146
     Other borrowings                                                    38                       31
   Deferred compensation and fees payable                             2,631                    2,550
   Deferred gain on sale of real estate owned                           326                      336
   Advances by borrowers for taxes and insurance                        202                      208
   Other                                                              1,197                    1,301
                                                              ----------------------------------------

         Total                                                       $4,497                   $4,572
                                                              ========================================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 6 -- Investment in Limited Partnerships

The Bank has is an investment of approximately $4,713,000 and $4,883,000 at June 30, 1999 and 1998 representing equity in certain limited partnerships organized to build, own and operate apartment complexes. The Bank records its equity in the net income or loss of the partnerships based on the Bank's interest in the partnerships, which interests are 99 percent in Pedcor Investments-1987-II (Pedcor-87) and 99 percent in Pedcor Investments-1997-XXIX (Pedcor-97), and impairment losses. During the year ended June 30, 1997, the Bank also recorded an additional loss of $170,000 on Pedcor-87 for adjustments made to partners' equity. Certain fees to the general partner not recorded or estimable to date by the partnership for Pedcor-87 under provisions of the partnership agreement could adversely affect future operating results when accrued or paid. In addition to recording its equity in the losses of the partnerships, the Bank has recorded the benefit of low income housing tax credits of $11,000 for 1999, $338,000 for 1998 and $423,000 for 1997. Condensed combined financial statements of the partnerships are as follows:


June 30                                                   1999             1998
----------------------------------------------------------------------------------
                                                                (Unaudited)
Condensed statement of financial condition
     Assets
          Cash                                            $  167           $  149
          Land and property                                8,173            5,179
          Other assets                                       393            1,729
                                                       ---------------------------
             Total assets                                 $8,733           $7,057
                                                       ===========================
     Liabilities
          Notes payable                                   $7,292           $6,006
          Other liabilities                                  450              298
                                                       ---------------------------
             Total liabilities                             7,742            6,304

     Partners' equity                                        991              753
                                                       ---------------------------
             Total liabilities and partners' equity       $8,733           $7,057
                                                       ===========================


Year Ended June 30                                      1999                      1998                       1997
--------------------------------------------------------------------------------------------------------------------
                                                                               (Unaudited)
Condensed statement of operations
   Total revenue                                        $ 704                      $ 699                      $ 670
   Total expense                                          854                        926                        805
                                                    -------------------------------------------------------------------
         Net loss                                       $(150)                     $(227)                     $(135)
                                                    ==================================================================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 7 -- Deposits


June 30                                                         1999          1998
------------------------------------------------------------------------------------
Interest-bearing demand                                       $ 26,825      $ 27,091
Savings                                                         14,791        16,708
Certificates and other time deposits of $100,000 or more        14,561        11,338
Other certificates and time deposits                            85,910        79,278
                                                              ----------------------

         Total deposits                                       $142,087      $134,415
                                                              ======================


Certificates and other time deposits maturing in years ending June 30:
-----------------------------------------------------------------------------
2000                                                         $  66,559
2001                                                            15,388
2002                                                             3,398
2003                                                             6,484
2004                                                             8,614
Thereafter                                                          28
                                                              --------
                                                              $100,471
                                                              ========

Deposits from related parties held by the Bank at June 30, 1999 totaled $2,134,000.

The Company has entered into an agreement to sell its Decatur office, including deposits approximating $11,000,000. Consummation is expected to occur by September 30, 1999.


Note 8 -- Borrowings

June 30                                               1999               1998
--------------------------------------------------------------------------------
Federal Home Loan Bank (FHLB) advances               $15,534             $13,684
Note payable to Pedcor-97, due in installments
   to August 2008                                      3,240               3,635
                                                     ---------------------------

                                                     $18,774             $17,319
                                                     ===========================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)



                                                            1999                               1998
                                                  ------------------------------------------------------------
                                                                   Weighted                           Weighted
                                                                    Average                            Average
June 30                                           Amount             Rate            Amount             Rate
--------------------------------------------------------------------------------------------------------------
FHLB advances
     Maturities in years ending June 30:
                1999                                                                 $ 2,417             6.07%
                2000                            $    725             6.47%               713             6.48
                2001                               3,655             5.66              3,633             5.66
                2002                               2,790             6.27              2,766             6.27
                2003                               2,302             6.07              2,277             6.06
                2004                               3,320             5.73                293             6.32
                Thereafter                         2,742             6.42              1,585             6.59
                                                 -------                             -------
                                                 $15,534             6.02%           $13,684             6.08%
                                                 =======                             =======


The FHLB advances are secured by first-mortgage loans and investment securities totaling $99,505,000 and $105,000,000 at June 30, 1999 and 1998. Advances are
subject to restrictions or penalties in the event of prepayment.

The notes payable to Pedcor dated August 1, 1997 in the original amount of $3,635,000 bear no interest so long as there exists no event of default. In the instances where an event of default has occurred, interest shall be calculated at a rate equal to the lesser of 9% per annum or the highest amount permitted by applicable law.

Maturities in years ending June 30:
--------------------------------------------------------------------------------
2000                                                                    $  415
2001                                                                       388
2002                                                                       382
2003                                                                       376
2004                                                                       374
Thereafter                                                               1,305
                                                                        ------

                                                                        $3,240
                                                                        ======

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 9 -- Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $38,329,000, $32,484,000 and $32,792,000 at June 30, 1999, 1998 and
1997.

The fair value of capitalized mortgage servicing rights is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type, and interest rates.

                                                  1999        1998        1997
--------------------------------------------------------------------------------
Mortgage servicing rights
     Balances, July 1                            $  58       $  43
     Servicing rights capitalized                   83          24       $  46
     Amortization of servicing rights              (14)         (9)         (3)
                                               ---------------------------------
     Balances, June 30                           $ 127       $  58       $  43
                                               =================================



Note 10 -- Income Tax

Year Ended June 30                           1999          1998          1997
--------------------------------------------------------------------------------
Currently payable
     Federal                               $   654       $   645       $   630
     State                                     293           269           235
Deferred
     Federal                                   254           (51)         (418)
     State                                     (19)           (4)          (47)
                                           -------------------------------------
          Total income tax expense         $ 1,182       $   859       $   400
                                           =====================================



Year Ended June 30                                                      1999          1998          1997
---------------------------------------------------------------------------------------------------------
Reconciliation of federal statutory to actual tax expense
     Federal statutory income tax at 34%                              $ 1,124       $ 1,082       $   966
     Increase in cash value of life insurance and death benefits          (92)          (60)         (257)
     Effect of state income taxes                                         181           175           124
     Business income tax credits                                          (11)         (338)         (423)
     Other                                                                (20)                        (10)
                                                                      -------------------------------------
         Actual tax expense                                           $ 1,182       $   859       $   400
                                                                      =====================================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

June 30                                               1999                1998
--------------------------------------------------------------------------------
Assets
     Allowance for loan losses                       $1,087              $1,005
     Deferred compensation                            1,116               1,084
     Loan fees                                           28                  52
     Pensions and employee benefits                     336                 300
     Business income tax credits                        257                 592
     Loss on limited partnerships                        74                  65
     Other                                               34                  20
                                                   -----------------------------
         Total assets                                 2,932               3,118
                                                   -----------------------------

Liabilities
     State income tax                                   166                 166
     Securities available for sale                        9                  20
     Depreciation                                        56                  34
     Mortgage servicing rights                           52                  25
     FHLB stock dividends                                49                  49
     Other                                                3                   3
                                                   -----------------------------
          Total liabilities                             335                 297
                                                   -----------------------------
                                                     $2,597              $2,821
                                                   =============================


No valuation allowance was considered necessary at June 30, 1999 and 1998.

At June 30, 1999, the Company had an unused business income tax credit carryforward of $257,000, which expires in 2013.

Retained earnings include approximately $8,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 1999, the unrecorded deferred income tax liability on the above amount was approximately $3,300,000.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 11 -- Other Comprehensive Income


                                                                                  1999
                                                         --------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
----------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
     Unrealized holding losses arising during the year     $(26)                   $9                  $(17)
                                                         ========================================================




                                                                                  1998
                                                         --------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
----------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
     Unrealized holding gains arising during the year      $76                  $(44)                  $32
                                                         ========================================================




                                                                                  1997
                                                         --------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
----------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
     Unrealized holding losses arising during the year     $(3)                   $1                   $(2)
                                                         ========================================================



Note 12 -- Year 2000

Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun and is continuing its efforts to identify and remediate potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company does business. If remediation efforts of the Company or third parties with which the Company does business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 13 -- Dividends and Capital Restrictions

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the applicable calendar year to date plus retained net income for the preceding two years. Application is required by the Bank to pay dividends in excess of this restriction, and as of June 30, 1999, the Bank has approval to pay dividends of $1,000,000.

At the time of the Bank's conversion to a stock savings bank, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $24,100,000. At June 30, 1999, total shareholder's equity of the Bank was $27,946,000.


Note 14 -- Stock Transactions

The Company's Board of Directors has approved periodically the repurchase of up to 5 percent of the Company's outstanding shares of common stock. Such purchases are made subject to market conditions in open market or block transactions.


Note 15 -- Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1999 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:


                                                                     1999
                                 ----------------------------------------------------------------------------
                                                                   Required
                                                                 for Adequate                 To Be Well
                                         Actual                    Capital 1                 Capitalized 1
June 30                            Amount        Ratio       Amount        Ratio          Amount        Ratio
-------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
   (to risk-weighted assets)      $28,755         22.6%     $10,169         8.0%          $12,711       10.0%
Tier I risk-based capital 1
   (to risk-weighted assets)       27,163         21.4       10,169         8.0            12,711       10.0
Core capital 1
   (to adjusted tangible assets)   27,163         14.4        5,668         3.0            11,336        6.0
Core capital 1
   (to adjusted total assets)      27,163         14.4        5,668         3.0             9,447        5.0

                                                                     1998
                                 ----------------------------------------------------------------------------
                                                                   Required
                                                                 for Adequate                 To Be Well
                                         Actual                    Capital 1                 Capitalized 1
June 30                            Amount        Ratio       Amount        Ratio          Amount        Ratio
-------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
   (to risk-weighted assets)      $34,079         27.1%     $10,048         8.0%          $12,560       10.0%
Tier I risk-based capital 1
   (to risk-weighted assets)       32,503         25.9       10,048         8.0            12,560       10.0
Core capital 1
   (to adjusted tangible assets)   32,503         17.6        5,546         3.0            11,093        6.0
Core capital 1
   (to adjusted total assets)      32,503         17.6        5,546         3.0             9,244        5.0



1 As defined by regulatory agencies

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 16 -- Employee Benefits

The Bank provides pension benefits for substantially all of the Bank's employees and is a participant in a pension fund known as the Pentegra Group. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. A supplemental plan provides for additional benefits for certain employees. Pension expense was $97,000, $117,000 and $175,000 for 1999, 1998 and 1997.

The Bank contributes up to 3 percent of employees' salaries for those participating in a thrift plan. The Bank's contribution was $40,000, $33,000 and $25,000 for 1999, 1998 and 1997.

The Bank has purchased life insurance on certain officers and directors, which insurance had an approximate cash value of $5,887,000 and $5,616,000 at June 30, 1999 and 1998. The Bank has also approved arrangements that provide retirement and death benefits to those officers and directors covered by the keyman policies. The benefits to be paid will be funded primarily by the keyman policies and are being accrued over the period of active service to eligibility dates. The accrual of benefits totaled $363,000, $301,000 and $625,000 for 1999, 1998 and 1997.

The Bank's Board of Directors has established Recognition and Retention Plans and Trusts ("RRP"). The Bank contributed $1,349,340 to the RRPs for the purchase of 96,600 shares of Company common stock, and in March 1993, awards of grants for these shares were issued to various directors, officers and employees of the Bank. These awards, vested and earned by the recipient at a rate of 20 percent per year, were fully vested at June 30, 1998.

The Company sponsors a defined-benefit postretirement health plan that covers both salaried and nonsalaried employees. The following table sets forth the plan's funded status, and amounts recognized in the consolidated financial statements:

June 30                                                    1999            1998
--------------------------------------------------------------------------------
Change in benefit obligation
     Benefit obligation at beginning of year               $203            $153
     Service cost                                            21              13
     Interest cost                                           13              12
     Actuarial (gain) loss                                  (31)             28
     Benefits paid                                           (3)             (3)
                                                       -------------------------
     Benefit obligation at end of year                      203             203
     Unrecognized net actuarial gain                        107              83
                                                       -------------------------
     Accrued benefit cost                                  $310            $286
                                                       =========================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)



Year Ended June 30                            1999          1998          1997
--------------------------------------------------------------------------------
Components of net periodic benefit cost
     Service cost                             $ 21          $ 13          $ 15
     Interest cost                              13            12            14
     Recognized net actuarial gain              (7)          (15)           (8)
                                            ------------------------------------
     Net periodic benefit gain                $ 27          $ 10          $ 21
                                            ====================================


At June 30, 1999 and 1998, there were no plan assets.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11 percent in 1999, gradually declining to 6 percent in the year 2011.

The  weighted   average   discount  rate  used  in  measuring  the   accumulated
postretirement benefit obligation was 6.75 percent in 1999.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                                                                          1-Percentage              1-Percentage
                                                                         Point Increase            Point Decrease
-----------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                        $6                        $5
Effect on postretirement benefit obligation                                    29                        24



Note 17 -- Stock Option Plan

Under the Company's stock option plan, the Company grants stock option awards to directors, selected executives and other key employees. Stock option awards vest and become fully exercisable at the end of six months of continued employment. The incentive stock option exercise price will not be less than the fair market value of the common stock (or 85 percent of the fair market value of common stock for non-qualified options) on the date of the grant of the option. The options granted to date were granted at the fair market value at the date of grant. The date on which the options are first exercisable is determined by the Board of Directors, and the terms of the stock options will not exceed ten years from the date of grant. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Although the Company has elected to follow APB No. 25, Statement of Financial Accounting Standards (SFAS) No. 123, Stock-Based Compensation, requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. No options were granted in 1999. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:


June 30                                                           1998         1997
--------------------------------------------------------------------------------------
Risk-free interest rates                                             6.0%         6.4%
Dividend yields                                                      3.3          3.9
Expected volatility factor of market price of common stock          11.0         11.0
Weighted-average expected life of the options                    7 years      7 years


Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement are as follows:


Year Ended June 30                                                   1998             1997
---------------------------------------------------------------------------------------------
Net income                                  As reported              $2,324            $2,440
                                            Pro forma                 2,300             2,389
Basic earnings per share                    As reported                1.32              1.35
                                            Pro forma                  1.31              1.32
Diluted earnings per share                  As reported                1.29              1.31
                                            Pro forma                  1.28              1.29


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1999, 1998 and 1997.



Year Ended June 30                        1999                         1998                        1997
--------------------------------------------------------------------------------------------------------------------
                                               Weighted-                    Weighted-                   Weighted-
                                                Average                      Average                     Average
    Options                        Shares   Exercise Price      Shares   Exercise Price     Shares   Exercise Price
--------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year     73,848        $12.62         99,094       $12.09        106,790       $10.00
Granted                                                         10,083        23.00         20,166        20.25
Exercised                         (24,188)        10.00        (35,329)       10.37        (27,862)       10.00
                                   ------                       ------                      ------

Outstanding, end of year           49,660         16.54         73,848        12.62         99,094        12.09
                                   ======                       ======                      ======

Options exercisable at year end    49,660                       73,848                      99,094

Weighted-average fair value of
   options granted during the year                                            $3.94                       $3.14

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


As of June 30, 1999, options outstanding totaling 20,411 have an exercise price of $10 and a weighted-average remaining contractual life of 3.7 years, options outstanding totaling 20,166 have an exercise price of $20.25 and a weighted-average remaining contractual life of 7.2 years and options outstanding totaling 9,083 have an exercise price of $23.00 and a weighted-average remaining contractual life of 8.1 years.

For the years ended June 30, 1999, 1998 and 1997, 6,395,  7,142 and 4,489 shares were tendered as partial payment for options exercised. At June 30, 1999, 18,050 shares were available for grant.


Note 18 -- Earnings Per Share

Earnings per share were computed as follows:


Year Ended June 30                    1999                           1998                         1997
------------------------------------------------------------------------------------------------------------------------
                                           Weighted-   Per                Weighted-    Per             Weighted-    Per
                                            Average   Share                Average    Share             Average    Share
Options                           Income    Shares   Amount      Income    Shares    Amount   Income    Shares    Amount
------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to
     common shareholders          $2,124  1,539,569    $1.38      $2,324 1,760,166    $1.32   $2,440  1,806,398   $1.35

Effect of dilutive securities
   RRP program                                                               2,493                        5,380
   Stock options                             19,550                         39,200                       46,911
                                   ----------------               -----------------           -----------------

Diluted Earnings Per Share
   Income available to
     common shareholders
     and assumed conversions       $2,124 1,559,119    $1.36      $2,324 1,801,859    $1.29   $2,440  1,858,689   $1.31
                                   ================               =================           =================


Note 19 -- Commitments and Contingent Liabilities

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

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                           1999          1998
--------------------------------------------------------------------------------
Mortgage loan commitments at variable rates               $1,705         $1,911
Consumer and commercial loan commitments                   5,360          4,346
Standby letters of credit                                  3,644          3,644

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

A significant portion of the Bank's loan portfolio consists of commercial real estate loans, including loans secured by nursing homes. These commercial real estate loans, totaling $32,918,000 and $31,857,000 at June 30, 1999 and 1998,
have a significantly higher degree of credit risk than residential mortgage loans. Loan payments on the nursing home loans are often dependent on the operation of the collateral, and risks inherent in the nursing home industry include licensure and certification laws and changes affecting payments from third party payors.

The Company and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available, it is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 20 -- Fair Values of Financial Instruments

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

Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

Advances by Borrowers for Taxes and Insurance--The fair value approximates carrying value.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:

                                                                  1999                       1998
                                                     -----------------------------------------------------
                                                        Carrying        Fair        Carrying        Fair
                                                         Amount         Value        Amount         Value
----------------------------------------------------------------------------------------------------------
Assets
     Cash and cash equivalents                          $  8,853      $  8,853      $  5,135      $  5,135
     Securities available for sale                         3,020         3,020         3,049         3,049
     Securities held to maturity                                                       2,003         2,002
     Loans, including loans held for sale, net           166,124       168,503       164,475       166,697
     Interest receivable                                     974           974         1,051         1,051
     Stock in FHLB                                         1,164         1,164         1,134         1,134

Liabilities
     Deposits                                            142,087       141,838       134,415       135,299
     Borrowings
          FHLB advances                                   15,534        15,364        13,684        13,759
          Note payable--limited partnership                3,240         2,334         3,635         2,453
     Interest payable                                        141           141           177           177
     Advances by borrowers for taxes and insurance           202           202           208           208


Note 21 -- Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

June 30                                                     1999         1998
--------------------------------------------------------------------------------
Assets
     Cash and cash equivalents                             $   131      $   524
     Loans                                                   2,986        3,031
     Investment in subsidiary                               27,960       33,434
     Other assets                                              764          723
                                                        ------------------------
          Total assets                                     $31,841      $37,712
                                                        ========================
Liabilities                                                $    97      $    55
Shareholders' Equity                                        31,744       37,657
                                                        ------------------------
          Total liabilities and shareholders' equity       $31,841      $37,712
                                                        ========================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


                          Condensed Statement of Income



Year Ended June 30                                               1999          1998          1997
---------------------------------------------------------------------------------------------------
Income
   Dividends from Bank                                          $ 7,500       $ 4,000       $ 3,250
   Other                                                            374           308           300
                                                              --------------------------------------
       Total income                                               7,874         4,308         3,550
Expenses                                                            119           118           114
                                                              --------------------------------------
Income before income tax and equity in
   undistributed income of subsidiary                             7,755         4,190         3,436
   Income tax expense                                               111            75            74
                                                              --------------------------------------
Income before equity in undistributed income of subsidiary        7,644         4,115         3,362
   Distribution in excess of income of subsidiary                (5,520)       (1,791)         (922)
                                                              --------------------------------------
Net Income                                                      $ 2,124       $ 2,324       $ 2,440
                                                              ======================================


                        Condensed Statement of Cash Flows

Year Ended June 30                                                1999          1998          1997
---------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                   $ 2,124       $ 2,324       $ 2,440
   Adjustments to reconcile net income
     to net cash provided by operating activities                 5,459         1,688           786
                                                              ---------------------------------------
          Net cash provided by operating activities               7,583         4,012         3,226
                                                              ---------------------------------------
Investing Activities
   Proceeds from maturities of securities held to maturity                                    3,000
   Net change in loans                                               45           469        (3,500)
   Investment in insurance company                                               (650)
                                                              ---------------------------------------
          Net cash provided (used) by investing activities           45          (181)         (500)
                                                              ---------------------------------------
Financing Activities
   Exercise of stock options                                        216           366           310
   Cash dividends                                                (1,346)       (1,557)       (1,495)
   Repurchase of common stock                                    (6,891)       (2,707)       (3,998)
                                                              ---------------------------------------
          Net cash used by financing activities                  (8,021)       (3,898)       (5,183)
                                                              ---------------------------------------
   Net Change in Cash and Cash Equivalents                         (393)          (67)       (2,457)
   Cash and Cash Equivalents at Beginning of Year                   524           591         3,048
                                                              ---------------------------------------
   Cash and Cash Equivalents at End of Year                     $   131       $   524       $   591
                                                              =======================================

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 22 -- Quarterly Results (Unaudited)


                                                                                 Year Ended June 30, 1999
                                                                   ------------------------------------------------
                                                                     June         March      December     September
                                                                     1999         1999         1998         1998
-------------------------------------------------------------------------------------------------------------------
   Interest income                                                  $3,636       $3,747       $3,820        $3,778
   Interest expense                                                  1,902        1,873        1,935         1,946
                                                                   ------------------------------------------------
   Net interest income                                               1,734        1,874        1,885         1,832
   Provision for losses on loans                                       209            2            7             9
                                                                   ------------------------------------------------
   Net interest income after provisions for losses on loans          1,525        1,872        1,878         1,823
   Other income                                                        364          168          132           124
   Other expenses                                                    1,177        1,187        1,078         1,137
                                                                   ------------------------------------------------
   Income before income tax                                            712          853          932           810
   Income tax expense                                                  214          329          347           293
                                                                   ------------------------------------------------
   Net Income                                                       $  498       $  524       $  585        $  517
                                                                   ================================================
   Basic earnings per share                                         $  .34       $  .35       $  .37        $  .32
   Diluted earnings per share                                          .34          .35          .37           .31
   Dividends per share                                                 .22          .22          .22           .22




                                                                                 Year Ended June 30, 1998
                                                                   ------------------------------------------------
                                                                     June         March      December     September
                                                                     1998         1998         1997         1997
-------------------------------------------------------------------------------------------------------------------
   Interest income                                                  $3,740       $3,610       $3,551        $3,432
   Interest expense                                                  1,825        1,803        1,756         1,709
                                                                   ------------------------------------------------
   Net interest income                                               1,915        1,807        1,795         1,723
   Provision for losses on loans                                        36            7            7             9
                                                                   ------------------------------------------------
   Net interest income after provisions for losses on loans          1,879        1,800        1,788         1,714
   Other income                                                        133          119           99            53
   Other expenses                                                    1,116        1,209        1,174           903
                                                                   ------------------------------------------------
   Income before income tax                                            896          710          713           864
   Income tax expense                                                  256          189          210           204
                                                                   ------------------------------------------------
   Net Income                                                        $ 640       $  521       $  503        $  660
                                                                   ================================================
   Basic earnings per share                                          $ .37       $  .29       $  .28        $  .38
   Diluted earnings per share                                          .36          .29          .28           .37
   Dividends per share                                                 .22          .22          .22           .22

                               BOARD OF DIRECTORS

John M. Dalton            Steven L. Banks          Jack O. Murrell
Chairman of the Board     President and Vice       Retired, Murrell and Keal
                          Chairman of the Board

Jerry D. McVicker         W. Gordon Coryea         Jon R. Marler
Director of Operations    Retired, Attorney        President, Carico Systems
Marion Community Schools                           President, Empire Real
                                                   Estate and Development, Inc.





                    OFFICERS OF MARION CAPITAL HOLDINGS, INC.

 Steven L. Banks                            Larry G. Phillips
 President                                  Sr. Vice President and
                                            Secretary-Treasurer

 Cynthia M. Fortney                         Kathy Kuntz
 Vice President and                         Assistant Secretary and
 Assistant Secretary                        Assistant Treasurer






             SENIOR OFFICERS OF FIRST FEDERAL SAVINGS BANK OF MARION

Steven L. Banks        Larry G. Phillips             Cynthia M. Fortney
President              Sr. Vice President and        Vice President
                       Secretary-Treasurer

Stephen A. Smithley    James E. Adkins               Charles N. Sponhauer
Vice President         Vice President                Vice President

Michael G. Fisher      Tim D. Canode                 Kathy Kuntz
Vice President         Vice President                Vice President

                             DIRECTORS AND OFFICERS

     W. Gordon Coryea (age 74) is a Director of Marion Capital Holdings, Inc. He is a retired attorney at law and had served as legal counsel for First Federal from 1965 to his retirement in 1998.

     John M. Dalton (age 65) is a Director of Marion Capital Holdings, Inc. and served as its President from 1996 until his retirement in March, 1999. Prior to that, he served as Marion Capital Holdings, Inc.'s Executive Vice President. He also served as President of First Federal from 1996 to March, 1999 and has served as President of First Marion Service Corporation since 1997. Mr. Dalton was the Executive Vice President of First Federal from 1983 to 1996. He became Chairman of the Boards of Marion Capital Holdings, Inc. and First Federal in 1997.

     Jack O. Murrell (age 76) is a Director of Marion Capital Holdings, Inc. He has also served as President of Murrell and Keal, Inc. since 1958 (a retailer located in Marion, Indiana).

     Steven L. Banks (age 49) is a Director of Marion Capital Holdings, Inc. and has served as its President since April, 1999. He has also served as President of First Federal since April, 1999 and as Executive Vice President of First Marion Service Corporation since 1996. Prior to that, he served as Executive Vice President of Marion Capital Holdings, Inc. from 1996 to March, 1999, and as Executive Vice President of First Federal from 1996 to March, 1999. He became Vice Chairman of the Boards of Marion Capital Holdings, Inc., and First Federal in January, 1999.

     Jerry D. McVicker (age 54) is a Director of Marion Capital Holdings, Inc. He also currently serves as Director of Operations for Marion Community Schools.

     Jon R. Marler (age 49) is President of Carico Systems and President of Empire Real Estate and Development, Inc. He has been a Director of Marion Capital Holdings, Inc. and First Federal since 1997.

     Larry G. Phillips (age 50) is Sr. Vice President, Secretary and Treasurer of Marion Capital Holdings, Inc. He has also served as Sr. Vice President and Treasurer of First Federal since 1996, as Secretary of First Federal since 1989, and as Secretary and Treasurer of First Marion since 1989. Mr. Phillips was Vice President and Treasurer of First Federal from 1983 to 1996.

     Cynthia M. Fortney (age 42) has served as Vice President and Assistant Secretary of Marion Capital Holdings, Inc. since 1998 and as Vice President of First Federal since 1998. She has also served as Assistant Vice President of First Marion Service Corporation since 1998.

     Kathy Kuntz (age 56) is Assistant Secretary and Assistant Treasurer of Marion Capital Holdings, Inc. She has served as Vice President and Assistant Secretary of First Federal since 1998. She has also served as Assistant Vice President and Assistant Secretary of First Marion Service Corporation since 1999. Ms. Kuntz was Assistant Secretary of First Federal from 1976 to 1998 and First Marion Service Corporation since 1971.

                             SHAREHOLDER INFORMATION

Market Information
     The common stock of Marion Capital Holdings, Inc. is traded on the National Association of Securities Dealers Automated Quotation System, National Market System, under the symbol "MARN," and is listed in the Wall Street Journal under the abbreviation "MarionCap." As of June 30, 1999, there were 397 shareholders of record and MCHI estimates that, as of that date, there were an additional 750 in "street" name. The following table sets forth market price information for MCHI's common stock for the periods indicated.

Fiscal Quarter Ended             High          Low         Dividend Per Share
--------------------             ----          ---         ------------------
September 30, 1997             $28.000       $22.000              $.22
December 31, 1997               28.125        26.250               .22
March 31, 1998                  29.000        25.875               .22
June 30, 1998                   29.500        28.000               .22
September 30, 1998              28.563        22.250               .22
December 31, 1998               23.750        19.875               .22
March 31, 1999                  22.750        19.750               .22
June 30, 1999                   21.500        20.063               .22


Transfer Agent and Registrar                General Counsel

     Fifth Third Bank                       Barnes & Thornburg
     38 Fountain Square                     11 South Meridian Street
     Cincinnati, Ohio 45263                 Indianapolis, Indiana  46204

Shareholders and General Inquiries

     MCHI is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1999 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     Larry Phillips
     Sr. Vice President, Secretary and Treasurer
     Marion Capital Holdings, Inc.
     100 West Third Street
     Marion, Indiana 46952

Office Location                             Branch Locations
     100 West Third Street                       1045 South 13th Street
     Marion, Indiana 46952                       Decatur, Indiana 46733
     Telephone: (765) 664-0556                   Telephone: (219) 728-2106

                                                 3240 S. Western
                                                 Marion, Indiana 46953
                                                 Telephone: (765) 671-1145

                                                 1010 East Main Street
                                                 Gas City, Indiana 46933
                                                 Telephone: (765) 677-4770